UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HOSTESS BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 19, 2021

Dear Hostess Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Hostess Brands, Inc. (the “Annual Meeting”), which will be held online, on June 28, 2021, at 9:00 a.m. local time. Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of our employees, directors and stockholders, we will hold our Annual Meeting in a virtual meeting format only via the Internet. As a result, stockholders will not be able to attend the Annual Meeting in person. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 4 of the proxy statement.

At the Annual Meeting, we will ask you to (1) vote to elect Jerry D. Kaminski, Andrew P. Callahan, Olu Beck, Laurence Bodner, Gretchen R. Crist, Rachel P. Cullen, Hugh G. Dineen, Ioannis Skoufalos and Craig D. Steeneck for terms to expire at our 2022 annual meeting of stockholders; (2) vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for 2020 (commonly referred to as “say-on-pay”); and (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

We have elected to provide access to the proxy materials over the Internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, via your smartphone or tablet, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the Board of Directors, we would like to thank you for your continued interest and investment in Hostess Brands, Inc.

Sincerely,

Andrew P. Callahan

President and Chief Executive Officer

HOSTESS BRANDS, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	June 28, 2021 at 9:00 a.m. local time.

Place:	Online only at https://www.cstproxy.com/hostessbrands/2021. Stockholders will not be able to attend the Annual Meeting in person. Information on how to participate in the Annual Meeting can be found on page 4 of the proxy statement.

Items of Business:	(1) To elect nine directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected.

(2) To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for 2020 (“say-on-pay”).

(3) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

(4) To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on April 29, 2021 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend and vote during the Annual Meeting. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or via your smartphone or tablet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jolyn J. Sebree

General Counsel and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available to stockholders on or about May 19, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on June 28, 2021.

This proxy statement and our 2020 Annual Report to Stockholders (the “2020 Annual Report”)

will be available at www.cstproxy.com/hostessbrands/2021 and at www.hostessbrands.com under the “Investors” tab, beginning on or about May 19, 2021.

-i-

-ii-

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	June 28, 2021
Time:	9:00 a.m. local time
Location:	Online only at https://www.cstproxy.com/hostessbrands/2021. Stockholders will not be able to attend the Annual Meeting in person.
Record Date:	April 29, 2021
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Proposal 1: Election of Directors:
Jerry D. Kaminski	For	19
Andrew P. Callahan	For	19
Olu Beck	For	19
Laurence Bodner	For	19
Gretchen R. Crist	For	19
Rachel P. Cullen	For	19
Hugh G. Dineen	For	19
Ioannis Skoufalos	For	19
Craig D. Steeneck	For	19
Proposal 2: Advisory vote on compensation paid to named executive officers for 2020	For	56
Proposal 3: Ratification of our independent registered public accounting firm for 2021	For	58

Voting Methods

You can vote in one of four ways:

•	Visit www.cstproxyvote.com to vote VIA THE INTERNET

•	Vote VIA YOUR SMARTPHONE OR TABLET

•	Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL

•	Attend the meeting to vote VIA THE INTERNET

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet, smartphone or tablet, which is available 24 hours a day, seven days a week, until 6:00 p.m. Central Time on June 27, 2021. Stockholders may revoke their proxies at the times and in the manners described on page 6 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow for your shares to be voted. If you wish to vote at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

Information on how to participate in the Annual Meeting can be found on page 4 of the proxy statement.

The notice of Annual Meeting, proxy statement, 2020 Annual Report and form of proxy are being distributed and made available to stockholders on or about May 19, 2021. This proxy statement is being filed with the SEC on April 30, 2021 in order to permit the incorporation by reference of the proxy statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 in accordance with General Instruction G(3) to Form 10-K.

HOSTESS BRANDS, INC.

7905 Quivira Road

Lenexa, Kansas 66215

2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Hostess Brands, Inc. (the “Company”), a Delaware corporation, by our Board of Directors (referred to as “Board” or “Board of Directors”) for use at the 2021 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held online on June 28, 2021, at 9:00 a.m. local time. Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of its employees, directors and stockholders, the Company will hold the Annual Meeting in a virtual meeting format only via the Internet site set forth below. Stockholders will not be able to attend the Annual Meeting in person. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 4 of this proxy statement.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2020 Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2020 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first sent on or about May 19, 2021 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 29, 2021, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 131,193,663 outstanding shares of our Class A common stock, par value $0.0001 per share, and no outstanding shares of our Class B common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person (virtually) or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person (virtually) or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming a quorum is present, directors shall be elected by a plurality of the shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the nine nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for 2020 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2021 shall be decided by the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, it will provide information to our Talent and Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Talent and Compensation Committee and our Board of Directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. A representative of Continental Stock Transfer and Trust Company (“Continental Stock Transfer”) will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the director nominees;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2021.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.cstproxyvote.com; via your smartphone or tablet by following the instructions on the proxy card; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for 2020, (3) “for” the proposal to ratify the appointment of KPMG LLP, as the independent registered public accounting firm of our Company for the year ending December 31, 2021, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote online during the Annual Meeting even if you have previously voted, and the vote you cast online during the Annual Meeting will supersede any vote previously cast.

Information about Participating in the Annual Meeting Online

Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of its employees, directors and stockholders, the Company will hold the Annual Meeting in a virtual meeting format only, and stockholders will not be able to attend the Annual Meeting in person. Stockholders may participate online by logging in at https://www.cstproxy.com/hostessbrands/2021. All stockholders participating online will be in listen-only mode but will have an opportunity to submit questions and vote.

Registered stockholders will receive a Notice of Internet Availability and a proxy card from our transfer agent, Continental Stock Transfer. The Notice of Internet Availability and proxy card provided to registered stockholders will contain a control number that you will need to attend the Annual Meeting. If you do not have your control number, you should contact Continental Stock Transfer at the telephone number or e-mail address below.

For beneficial owners of shares held in “street name” who hold shares through a broker, bank or other nominee, you will need to contact your broker, bank or other nominee to obtain a legal proxy. After obtaining a legal proxy, beneficial owners may contact Continental Stock Transfer to obtain a control number. This is the only way beneficial owners will be able to attend the meeting.

Continental Stock Transfer’s contact information is as follows:

Telephone number: 917-262-2373

Email address: proxy@continentalstock.com

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”) and the say-on-pay proposal (“Proposal 2”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1 or 2; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 3”) is considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3.

Each broker non-vote and abstention is counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor abstentions or any withhold votes in the election of directors will have any effect thereon. Abstentions have the same effect as votes “against” the say-on pay proposal because they represent votes present and entitled to vote that are not cast in favor of a proposal. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, have no effect on the say-on-pay proposal. With respect to the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2021, abstentions have the same effect as votes “against” such proposal because they represent shares present and entitled to vote that are not voted in favor of a proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, your smartphone or tablet or mail) bearing a later date, or by attending the meeting online and voting at the meeting. Attendance at the online meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged Continental Stock Transfer to be the election inspector. Votes cast by proxy or at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials or 2020 Annual Report or, if applicable, the printed proxy materials, please notify us by calling (816) 701-4600 or by sending a written request to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our 2020 Annual Report. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement.

This proxy statement and our 2020 Annual Report will also be available at: https://www.cstproxy.com/hostessbrands/2021 beginning on May 19, 2021.

Our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The Class A common stock of the Company is listed on the Nasdaq Capital Market (“Nasdaq”), and reports and other information on the Company can be reviewed at the office of Nasdaq.

Information Deemed Not Filed

Our 2020 Annual Report, which will be made available to stockholders with this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

Hostess Brands, Inc. (f/k/a Gores Holdings, Inc.) was originally incorporated in Delaware on June 1, 2015 as a special purpose acquisition company and consummated its initial public offering, on August 19, 2015, following which its shares began trading on the Nasdaq.

On November 4, 2016, in a transaction referred to as the “Business Combination,” Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos (the “Metropoulos Entities”) and certain equity funds managed by affiliates of Apollo Global Management, LLC (together with the Metropoulos Entities, the “Legacy Hostess Equityholders”).

In connection with the closing of the Business Combination, Gores Holdings, Inc. changed its name to Hostess Brands, Inc. and its trading symbols on Nasdaq from “GRSH” and “GRSHW,” to “TWNK” and “TWNKW.”

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. and, where appropriate, its subsidiaries.

Company Culture

At the Company, we care about both WHAT we do and HOW we do it. Throughout 2020, we heard from many of our stockholders, continued to discuss our duties and obligations as a public company extensively with our Board, engaged with outside consultants, reviewed best practices and challenged ourselves to adapt and grow as a responsible, public company. Environmental, social and governance (“ESG”) matters and reporting were clearly identified as a part of this growth path and we, our management team and Board committed to this. We expect to publish our first ESG Corporate Responsibility Report in 2021 (the “ESG Report”).

We continue to be committed to providing a productive, safe, challenging, fun and rewarding work environment. We believe our response to the COVID crisis and its effects reflect our core values. We quickly formed a core team task force that consisted of leaders from across the Company. This task force adopted and communicated 3 key principles for our Company: (1) keeping employees, their families and their communities safe; (2) serving our customers and consumers; and (3) staying nimble and informed. Through everything, we continued to meet the evolving food safety standards that are critical for our long-term stability and growth.

As described further below, we amended the charter of our Nominating and Governance Committee to add oversight of the Company’s ESG practices to its responsibilities.

We hold ourselves and each other accountable to act with integrity and honesty to do the right thing for our customers, stockholders, and employees, in addition to the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations, as stated in the Company’s Code of Ethics. Our Board of Directors oversees the Company’s culture.

Inclusion and Diversity

We believe promoting diversity in our workforce fosters a culture of collaboration, inclusion, creativity, and innovation. Global events in 2020 provided a catalyst for us to enhance the employment experience we provide, and we’ve taken actions such as updating our Diversity, Equity, Inclusion, & Belonging policy and expanding our education and appreciation programs to ensure our culture remains one where all employees are valued and comfortable. We are an equal opportunity employer committed to making employment decisions without regard to age, race, gender, religion, sex, sexual orientation, disability, union affiliation, protected veteran status, or other characteristics protected by law. We respect the right under Section 7 of the National Labor Relations Act to organize and bargain collectively through a union and the right to refrain from those activities.

Our employees are central to our success. Our pay philosophy centers on pay for performance and we strive for gender pay equity. This philosophy provides strong alignment between results and compensation while maintaining market competitiveness enabling our ability to hire and retain a talented and diverse workforce.

Environmental, Health & Safety

We endeavor to be a company of energized people, providing a safe and respectful work environment, quality products, and to be a good corporate citizen committed to protecting our people and our environment. The Company meets periodically with local and state leaders to discuss business planning and ways to become a better community partner.

Employee safety is a top priority and has an impact on the Company’s financial success. Through training and education and employee safety committees, we empower employees to improve and promote a culture of safety. Recent improvements in the way we deliver employee safety training has helped reduce the frequency of workplace injuries.

We are proud members of the local communities in which we operate. We live this by providing a productive, safe, challenging, fun, and rewarding work environment, competitive wages, and philanthropic donations and volunteer opportunities for local organizations when possible. In addition to planned volunteer and employee donation opportunities, we also donate products to local food banks on an annual basis.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our Board of Directors, which currently consists of nine members. Set forth below are the biographies of each of our current directors.

Jerry D. Kaminski Chairman Age: 64 Director since: 2016 Chairman since: 2020

Mr. Kaminski has served as our Chairman since October 2020 and as a member of our Board of Directors since the consummation of the Business Combination. Since August 2018, Mr. Kaminski has served as Executive Vice President and Chief Operating Officer of Land O’Lakes Inc. From December 2013 until August 2018, he served as Executive Vice President and Chief Operating Officer of the Land O’Lakes, Inc. International business and oversaw Land O’Lakes Global Dairy Ingredients, the Villa Crop Protection joint venture in South Africa, the Bidco Africa joint venture in Kenya and Global Seed Genetics in Mexico. From March 2007 to December 2013, Mr. Kaminski served in various roles of increasing responsibility at Land O’Lakes. Before joining Land O’Lakes, Mr. Kaminski served as a Vice President and General Manager at General Mills, where he held various leadership positions in the retail and business-to-business segments. Mr. Kaminski also served as President and Chief Operating Officer at Sparboe Foods. Mr. Kaminski has been on the board of directors of the Global Dairy Platform since 2012, which is an association of the world’s largest dairy companies promoting sustainable dairy consumption. We believe that Mr. Kaminski’s international business experience, together with his background in the consumer packaged goods industry, is of value to our Board and make him well-qualified to serve on our Board.

Andrew P. Callahan Director Age: 55 Director since: 2018

Mr. Callahan has served as a member of our Board of Directors since April 2018 and has served as our President and Chief Executive Officer since May 2018. He serves in the same roles at our subsidiaries. Mr. Callahan served as a member of the Tyson Foods Executive Leadership Team in multiple operations general management roles from August 2014 to September 2017, including President of North American Foodservice & International at Tyson Foods, Inc. from February 2017 until September 2017, and President of Retail Packaged Brands, including iconic brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Aidells® and Ball Park®, from August 2014 to February 2017. He served as an Executive Vice President and President of Retail at The Hillshire Brands Company (f/k/a Sara Lee Corporation), a producer of packaged meat and frozen bakery products, from June 2012 until its acquisition by Tyson in August 2014. Prior to joining The Hillshire Brands Company, Mr. Callahan served in positions of increasing responsibility in marketing, sales and general management for Sara Lee Corporation and Kraft Foods, Inc. Prior to joining Kraft Foods, Inc., Mr. Callahan spent seven years in the U.S. Navy as a Naval Flight Officer. Mr. Callahan previously served on the board of directors for the Grocery Manufacturers Association (GMA), the International Foodservice Manufacturers Association (IFMA), as well as the Make-A-Wish Foundation of Illinois. Mr. Callahan currently serves on the Rush University Hospital of Chicago Veterans Advisory Council. We believe that Mr. Callahan’s experience in the retail and consumer industries and industry contacts makes him well-qualified to serve on our Board.

Olu Beck Independent Director Age: 54 Director since: 2021

Ms. Beck has served as a member of our Board of Directors since April 2021. Since January 2013, Ms. Beck has been the Founder and Chief Executive Officer of The Beck Group NJ, a boutique advisory and consulting firm driving value creation in private equity-backed small and mid-size consumer-packaged goods companies. Ms. Beck also served as Chief Executive Officer and a member of the Board of Directors of Wholesome Sweeteners, Inc., a maker of consumer-packaged organic condiments and snacks, from January 2016 to June 2018. Prior to that, Ms. Beck served as Head of Global & U.S. Marketing & Health and Wellness for Johnson and Johnson, Inc. from 2010 through 2012. Prior to Johnson and Johnson, Inc., Ms. Beck served in various Senior Executive roles in Finance, Sales and Marketing at Mars, Incorporated from 1989 to 2009, including serving as Chief Financial Officer of Uncle Ben’s Rice. Ms. Beck has served on the board of directors of Freshpet, Inc. since 2019 and is a member of the audit committee. We believe Ms. Beck’s extensive management experience in the consumer packaged goods industry, as well as her experience in corporate leadership, make her well-qualified to serve on our Board.

Laurence Bodner Independent Director Age: 58 Director since: 2016 Committees: Audit Talent and Compensation, Chair

Mr. Bodner has served as a member of our Board of Directors since the consummation of the Business Combination. Since October 2019, Mr. Bodner has served as the Chief Executive Officer of Bulletproof 360, Inc., a lifestyle company known for Bulletproof coffee, collagen protein bars, and performance-enhancing food and beverage product lines. Mr. Bodner served as the Chief Financial Officer of Sovos Brands, a food and beverage company seeking to acquire brands from February 2017 through September 2019. From March 2016 to February 2017, Mr. Bodner served as a Senior Advisor at Advent International in its global retail, consumer and leisure team. Mr. Bodner served as Executive Vice President, Chief Financial Officer and Treasurer of Big Heart Pet Brands (formerly Del Monte Foods) from 2011 through July 2015. He joined Del Monte Foods in 2003 and served the company for 12 years in increasing levels of responsibility across the Finance and Operations functions. Prior to Del Monte Foods, Mr. Bodner also held senior financial positions at Walt Disney Company, as well as The Procter & Gamble Company. Mr. Bodner served on the board of directors of Hearthside Food Solutions, a leading bakery, snack & customized solutions contract manufacturer for packaged foods products in North America and Europe, from April 2015 to May 2018. We believe that Mr. Bodner’s extensive experience in the retail and consumer industries and his financial expertise allows him to provide significant insight to our Board and makes him well-qualified to serve on our Board.

Gretchen R. Crist Independent Director Age: 53 Director since: 2018 Committees: Talent and Compensation Nominating and Governance, Chair	Ms. Crist has served as a member of our Board of Directors since April 2018. In June 2020, Ms. Crist was named Managing Director, Consumer Goods and Services, for RSR Partners, Inc. which operates as a board, executive, and leadership recruiting company for businesses globally. From February 2019 to June 2020, Ms. Crist served as the Principal of Win With People Solutions. Ms. Crist served as the Senior Vice President, Human Resources of Henkel Corporation in North America, which is part of Henkel, KGA, a large multi-national public company headquartered in Germany that manufactures adhesive technologies, beauty care products and laundry and home care products, from September 2016 through January 2019. Prior to Henkel, she served as Senior Vice President and Chief Human Resources Officer for The Sun Products Corporation, a company she helped found in 2008. Prior to joining The Sun Products Corporation, Ms. Crist was Vice President of Human Resources and Chief Human Resources officer for Playtex Products Corp., a New York Stock Exchange listed company that manufactures personal care products. Ms. Crist joined Playtex in

1995 and held positions of increasing responsibility until being named Chief Human Resources Officer in 2005. Prior to Playtex, Ms. Crist served in various human capital leadership roles with the New Power Corporation, Altria and Nestle Waters. Ms. Crist is a member of the society of Human Resources Management and HR50X Group. She is also past Executive Committee member of the Board, Secretary of Make-A-Wish Foundation of Connecticut (2009-2015) and board member of EBP Supply Solutions (2013-2016). She currently serves on the Make-A-Wish Governance Committee for Connecticut. We believe that Ms. Crist’s experience in the retail and consumer industries makes her well-qualified to serve on our Board.

Rachel P. Cullen Independent Director Age: 62 Director since: 2020 Committees: Audit Nominating and Governance

Ms. Cullen has served as a member of our Board of Directors since April 2020. From August 2012 until February 2021, Ms. Cullen served as the President, Chief Executive Officer and a board member of Ruiz Food Products Inc., a privately held, family-owned company and the largest manufacturer of frozen Mexican food in the United States. Prior to Ruiz Foods, Ms. Cullen served as Senior Vice President and Chief Operating Officer—Ice Cream at Dean Foods, Inc. from 2007 through 2012, where she led the successful ice cream centralization strategy and business turnaround. From 2004 through 2007, Ms. Cullen worked at Orange Glo International, a privately held, household cleaning products company, where she served as Vice President of Marketing from 2004 to 2005 and as Chief Operating Officer from 2005 to 2007. Ms. Cullen began her career in 1985 in the consumer-packaged goods industry at General Foods. Her career progressed through a series of marketing assignments at General Foods, Kraft Foods, and Unilever, prior to joining Orange Glo. Ms. Cullen previously served on the board of directors of MOM Brands (2009-2015) and on the Advisory Board of 2x Consumer Product Growth Partners, L.P. (2007-2012). We believe Ms. Cullen’s extensive experience in the consumer-packaged goods industry and her management experience allows her to provide significant insight to our Board and makes her well-qualified to serve on our Board.

Hugh G. Dineen Independent Director Age: 52 Director since: 2021

Mr. Dineen has served as a member of our Board of Directors since April 2021. Mr. Dineen most recently served as the Senior Vice President and Chief Marketing Officer of MetLife US and of MetLife Global Investment Management (together, “MetLife”), a Fortune 100 insurance company from November 2015 until December 2020, where he was responsible for leading all marketing efforts for over 50% of MetLife globally. He oversaw the building of a highly productive digital ecosystem and digital demand driving strategy for turning customer insights and data into predictable financial value. From December 2012 through October 2015, Mr. Dineen was the Global Vice President and Global Head of Beauty Categories for Avon, Inc, a Fortune 500 global beauty company. He held various senior management roles, including Vice President of Marketing, at Johnson & Johnson from 1997 through November 2012. Mr. Dineen serves on a strategic advisory board for Abbott Laboratories. We believe that Mr. Dineen’s strategic and digital marketing experience is of value to our Board and make him well-qualified to serve on our Board.

Ioannis Skoufalos Independent Director Age: 63 Director since: 2020 Committees: Talent and Compensation Nominating and Governance

Mr. Skoufalos has served as a member of our Board of Directors since January 2020. From June 2011 to June 2019 he served as the Global Product Supply Officer of The Procter & Gamble Co., a global provider of consumer packaged goods, leading its Supply Network, which includes procurement, manufacturing, customer service and distribution, quality assurance, engineering and innovation program management. From July 2007 until June 2011, Mr. Skoufalos served as Vice President, Product Supply, Global Operations at The Procter & Gamble Co., and he served as The Procter & Gamble Co.’s Vice President, Project Supply, Global Home Care, Snacks, Coffee, Fragrances & Flavors from August 2004 through June 2007. Prior to these roles, he served in other roles of increasing responsibility in engineering and supply at Procter & Gamble after joining as a chemical engineer in 1984. Mr. Skoufalos served on the board of directors of Pinnacle Foods from September 2016 to December 2018. He has been a member of the board of advisors of Symbotic LLC since April 2019, of Blume Global Inc. since September 2020, and has advised the CEO of Blue Yonder since March 2020. He has also served on the board of directors of the National Association of Manufacturers, U.S.A. since 2012. We believe that Mr. Skoufalos’ extensive experience in the consumer packaged goods industry allows him to provide significant insight to our Board and makes him well-qualified to serve on our Board.

Craig D. Steeneck Independent Director Age: 63 Director since: 2016 Committees: Audit, Chair

Mr. Steeneck has served as a member of our Board of Directors since the consummation of the Business Combination and previously served as Lead Independent Director from January through December 2019. Mr. Steeneck has been a member of the board of directors of Freshpet, Inc. since November 2014, where he chairs the audit committee. Mr. Steeneck has been a member of the board of directors of Utz Brands, Inc. (formerly known as Collier Creek Holdings) since November 2018, of which he is the chairman of the audit committee and a member of the compensation committee. Mr. Steeneck served as a member of the board of directors of Kind Inc. from May 2019 to June 2020. Mr. Steeneck served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc. from July 2007 through October 2018, where he oversaw the company’s financial operations, treasury, tax, information technology, investor relations and corporate development and was an integral part of the integration team for several of its acquisitions. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods Inc., helping to redesign the supply chain to generate savings and improved financial performance. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Destinations, Inc.), playing key roles in the wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International (now Wyndham Destinations Inc.). From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc. We believe that Mr. Steeneck’s extensive management experience in the consumer packaged goods industry, as well as accounting and financial expertise, make him well-qualified to serve on our Board.

Name	Age	Director Since	Independent	Primary Occupation	Audit Comm.	Talent & Comp. Comm.	Nom. & Gov. Comm.

Jerry D. Kaminski	64	2016	Yes	EVP & COO of Land O’Lakes Inc.	—	—	—

Andrew P. Callahan	55	2018	No	President and CEO of Hostess Brands, Inc.	—	—	—

Olu Beck	54	2021	Yes	CEO of The Beck Group NJ LLC	—	—	—

Laurence Bodner	58	2016	Yes	CEO of Bulletproof 360, Inc.	X	X (Chair)	—

Gretchen R. Crist	53	2018	Yes	Managing Director, RSR Partners	—	X	X (Chair)

Rachel P. Cullen	62	2020	Yes	Former President and CEO of Ruiz Food Products Inc.	X	—	X

Hugh G. Dineen	52	2021	Yes	Former SVP & CMO of MetLife US and MetLife Global Investment Management	—	—	—

Ioannis Skoufalos	63	2020	Yes	Former Global Product Supply Officer of The Procter & Gamble Co.	—	X	X

Craig D. Steeneck	63	2016	Yes	Former EVP & CFO of Pinnacle Foods Inc.	X (Chair)	—	—

C. Dean Metropoulos, our former Chairman, served on our Board of Directors during 2020 and resigned as Chairman effective October 13, 2020 and as a Director effective December 31, 2020.

Board Diversity

Our objective is to foster diversity of thought on our Board of Directors. To accomplish that objective, the Nominating and Governance Committee considers ethnic and gender diversity, as well as diversity in perspective, professional experience, education, skill, and other qualities in the context of the needs of our Board of Directors. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The Nominating and Governance Committee evaluates its effectiveness in achieving diversity on the Board of Directors through its annual review of board member composition.

*  Our director nominees include three female directors, one Black/African-American director, one director born outside of the U.S., one first-generation American director, one director who self-identifies as LBGTQ+, and two military veterans.

Board Structure

Our Third Amended and Restated Certificate of Incorporation provides that each of our directors will serve for one-year terms, expiring at each annual meeting of stockholders.

Our Board of Directors has determined that Ms. Beck, Mr. Bodner, Ms. Crist, Ms. Cullen, Mr. Dineen, Mr. Kaminski, Mr. Skoufalos and Mr. Steeneck each qualify as an “independent director,” as defined in the corporate governance rules of Nasdaq. Mr. Callahan, our President and Chief Executive Officer, is not an “independent director.”

Board Leadership Structure

Our leadership structure separates the roles of Chairman of the Board and Chief Executive Officer. During 2020, Mr. Metropoulos served as our Chairman until October 2020 and Mr. Kaminski has served as our Chairman since then. Mr. Callahan has served as our President and Chief Executive Officer since May 2018. Our Board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the Board of Directors, and oversight of management. As Chairman, Mr. Kaminski, among other responsibilities, presides over regularly scheduled meetings of the Board, serves as a liaison between the directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. By having Mr. Kaminski serve as Chairman of the Board, Mr. Callahan is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our Board of Directors oversees the risk management processes. Our Board determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, the Board has delegated to the Audit Committee oversight duties and addressing risks inherent in its areas of responsibility.

Board Participation

Our Board of Directors held 12 meetings and acted through written consent 15 times in 2020. During 2020, each of our directors attended at least 75% of the meetings of our Board of Directors and of the committees on which he or she serves or served (excluding, in the case of non-independent directors, any meetings solely of independent directors). We regularly schedule executive sessions in which independent directors meet without the presence or participation of management and non-independent directors.

We encourage our directors to attend each annual meeting of stockholders. All of our directors on the Board of Directors at the time, attended the 2020 Annual Meeting.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain oversight and other functions as directed by the Board. Our Board of Directors has an Audit Committee, a Talent and Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board of Directors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the review and/or audit of our financial statements and our internal control function. The Audit Committee also monitors our overall hedging programs, including interest rate swaps and foreign currency forward contracts. Our Audit Committee has a written charter that sets forth its purpose and responsibilities, which include the following, among others:

•

appointing, compensating, retaining and overseeing the independent auditor; determining the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	reviewing the qualifications and performance of the independent auditor and evaluating the independence of the independent auditor;

•

reviewing and discussing with management and the auditors the annual audit plan and the information which is required to be reported by the independent auditor (including any critical auditing matters and resolution of disagreements between management and the independent auditor regarding financial reporting);

•

reviewing the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function;

•	reviewing and discussing with management and the auditors the Company’s accounting and internal control policies;

•	discussing with management major risk assessment and risk management policies;

•

reviewing and discussing with management and the independent auditor the annual financial statements, and recommending to the Board whether the financial statements should be included in our Form 10-K and Form 10-Q;

•

reviewing the type and presentation of information to be included in the Company’s earnings press releases and securities filings, as well as financial information and earnings guidance provided by the Company;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	reviewing and approving all related-party transactions; and

•	evaluating its performance and reporting the results to the Board.

While the Audit Committee has the responsibilities above, among others, it is not the duty of the Audit Committee (i) to plan or conduct audits, (ii) to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or (iii) to design and implement internal controls and procedures to ensure the Company’s compliance with applicable accounting standards, laws, and regulations. This is the responsibility of management and the independent auditor.

Our Audit Committee has the authority to retain advisors as the committee deems appropriate. Our Audit Committee is currently comprised of Craig D. Steeneck, the chair of the committee, Laurence Bodner and Rachel P. Cullen. All members of our Audit Committee qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Each of Mr. Steeneck and Mr. Bodner is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation

S-K. Mr. Kaminski served as a member of our Audit Committee during fiscal year 2020 but stepped down effective December 31, 2020 to focus on his responsibilities as Board Chairman. Ms. Cullen’s membership on the Audit Committee was effective January 1, 2021.

Our Audit Committee held 10 meetings during 2020.

Talent and Compensation Committee

Our Talent and Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Talent and Compensation Committee has a written charter that sets forth the Talent and Compensation Committee’s purpose and responsibilities, including the following, among others:

•	reviewing key employee compensation goals, policies, plans and programs;

•	evaluating the performance of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving employment agreements, severance arrangements and other similar arrangements between us and our executive officers;

•	overseeing talent management and succession planning with respect to our executive officers;

•	overseeing the Company’s culture;

•	periodically reviewing with management the Company’s policies and practices with respect to diversity and inclusion;

•	evaluating director and employee compensation and considering the result of the most recent shareholder advisory vote on executive compensation;

•	reviewing employee benefit plans and perquisites;

•	administering our stock ownership guidelines, stock plans and other incentive compensation plans;

•	preparing the Compensation Committee Report in accordance with the rules and regulations of the SEC;

•	overseeing our regulatory compliance with respect to compensation matters; and

•	evaluating its performance and reporting the results to the Board.

Our Talent and Compensation Committee is currently comprised of Laurence Bodner, the chair of the committee, Gretchen R. Crist and Ioannis Skoufalos. Mr. Bodner, Ms. Crist, and Mr. Skoufalos are independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership.

Our Talent and Compensation Committee held 5 meetings and acted through written consent 3 times during 2020.

Our Talent and Compensation Committee has the authority to retain advisors as the committee deems appropriate. The Talent and Compensation Committee has engaged Mercer as its independent compensation consultant to assist the Talent and Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Talent and Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. The committee recognized that we paid Mercer $133,700 for executive compensation consulting services provided during 2020 and paid Mercer and its affiliates in 2020 $493,578 for services rendered to us in their capacities other than relating to executive compensation. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Talent and Compensation Committee’s engagement of Mercer, and we do not require the Talent and Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Talent and Compensation Committee also considered that the Mercer consultants providing services to the Talent and Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Talent and Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Talent and Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding Board nominations and corporate governance practices, including governance trends and Board meeting topics and meeting cadence. Our Nominating and Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities, which include the following, among others:

•	developing and annually assessing criteria and qualifications for membership on our Board and its committees;

•	identifying, recruiting, evaluating and screening individuals qualified to become members of our Board and its committees, consistent with criteria approved by our Board;

•	evaluating whether an incumbent director should be nominated for re-election to the Board as part of its selection process upon expiration of such director’s term;

•	selecting, or recommending that the Board select, the director nominees;

•	recommending to the Board director nominees to fill vacancies on the Board, as necessary;

•	reviewing, assessing and recommending nominees for membership on, and chairmanship of, the various committees of the Board;

•	implementing and overseeing compliance with our corporate governance policies;

•	overseeing our corporate responsibility and ESG matters;

•	reviewing and recommending to our Board any amendments to our organizational documents, committee charters and corporate governance policies;

•	developing and overseeing an orientation program for new directors and a continuing education program for current directors, periodically reviewing these programs and updating them as necessary; and

•	overseeing the evaluation of the Board and management and making appropriate recommendations to improve performance.

Our Nominating and Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Governance Committee is currently comprised of Gretchen R. Crist, the chair of the committee, Rachel P. Cullen and Ioannis Skoufalos. Mr. Kaminski served as a member of our Nominating and Governance Committee during fiscal year 2020 but stepped down effective December 31, 2020 to focus on his responsibilities as Board Chairman. Mr. Skoufalos’ membership on the Nominating and Governance Committee was effective January 1, 2021.

Our Nominating and Governance Committee held 8 meetings and acted through written consent once during 2020.

Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors. Stockholders wishing to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Secretary at 7905 Quivira Road, Lenexa, Kansas 66215, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our Nominating and Governance Committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our Board of Directors.

Availability of Corporate Governance Information

Our Board of Directors has adopted charters for our Audit, Talent and Compensation, and Nominating and Governance Committees describing the authority and responsibilities delegated to the committee by our Board of Directors. Our Board of Directors has also adopted a Code of Ethics that applies to all of our employees, including our executive officers, and our directors and those employees responsible for financial reporting. We post on our website, at www.hostessbrands.com under the “Investors” tab, the charters of our Audit, Talent and Compensation, and Nominating and Governance Committees and the Code of Ethics referenced above. A copy of the Code of Ethics has been provided to each of our Executive Officers and members of our Board of Directors. We intend to disclose any amendments to our Code of Ethics, or any waivers of its requirements, on our website to the extent required by applicable SEC or Nasdaq rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors or with an individual member of our Board of Directors may do so by writing to our Board of Directors or to the particular member of our Board of Directors and mailing the correspondence to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Our Board has instructed our Secretary not to forward communications that our Secretary deems unduly hostile, threatening, illegal or otherwise inappropriate (such as surveys, spam, junk mail, unsolicited resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications (other than surveys, spam, etc.) that were not forwarded to the intended recipient(s) and will make those communications available to any director upon request.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Governance Committee has recommended, and the Board of Directors has nominated:

•	Jerry D. Kaminski

•	Andrew P. Callahan

•	Olu Beck

•	Laurence Bodner

•	Gretchen R. Crist

•	Rachel P. Cullen

•	Hugh G. Dineen

•	Ioannis Skoufalos

•	Craig D. Steeneck

as nominees for election to our Board of Directors. Each nominee has consented to serve a term, if elected, concluding at the 2022 annual meeting of stockholders. Biographical information about each of our directors is contained in the section above.

Required Vote

The nine nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our Board of Directors has approved a compensation policy for our non-management directors. Each of the non-management directors (including Mr. Kaminski, who became our Chairman on October 13, 2020) receives an annual cash retainer of $70,000. Mr. Kaminski receives an additional $90,000 annual cash retainer for his service as Chairman (pro-rated from his appointment date). The non-management directors also receive an annual equity award with a grant date value of $95,000 (which has been increased to $105,000 in 2021) that vests annually at the annual stockholders meeting and reimbursement of expenses relating to attendance at Board and committee meetings. Each member of our Audit Committee receives an annual cash retainer of $10,000 for service on the committee and the chairperson of our Audit Committee receives an additional annual cash retainer of $10,000. Each member of our Talent and Compensation Committee receives an annual cash retainer of $6,500 for service on the committee (which has been increased to $7,500 in 2021) and the chairperson of our Talent and Compensation Committee receives an additional annual cash retainer of $8,500. Each member of our Nominating and Governance Committee receives an annual cash retainer of $4,000 for service on the committee (which has been increased to $7,500 in 2021) and the chairperson of our Nominating and Governance Committee receives an additional annual cash retainer of $6,000. All retainers are paid quarterly.

In May 2019, our Board of Directors made an annual award of 7,084 restricted stock units (“RSUs”) based upon a value of $95,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share, to each of the non-management directors serving on the Board at that time. Two members of our Board of Directors, Mr. Skoufalos and Ms. Cullen, joined our Board of Directors in 2020 and received pro-rated awards for the period from the date upon which they became Directors until our 2020 annual meeting of stockholders (our “2020 Annual Meeting”). An award of 2,537 RSUs was granted to Mr. Skoufalos in February 2020 and an award of 1,002 RSUs was granted to Ms. Cullen in May 2020. For all of the non-management directors, the shares underlying the RSUs vested at our 2020 Annual Meeting.

In June 2020, our Board of Directors made an annual award of 8,000 RSUs based upon a value of $95,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share, to each of the non-management directors serving on the Board at that time. These RSUs vest upon the first to occur of (i) the 2021 Annual Meeting, (ii) September 4, 2021, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date, and shall be settled upon the director’s termination of Board service or if earlier, a change of control of the Company.

Mr. Callahan did not receive any additional compensation for his service on the Board of Directors. See the section of this proxy statement titled “Executive Compensation” below for a description of the compensation paid to Mr. Callahan.

Director Compensation Table

The following table sets forth a summary of the compensation paid to each person serving as a director of the Company for any part of 2020 for service in 2020, other than Mr. Callahan, whose compensation is disclosed elsewhere in this proxy statement. Mr. Metropoulos served on the Board of Directors during 2020 and until his resignation as Chairman effective October 13, 2020 and as a Director effective December 31, 2020.

Name	Fees Earned or Paid in Cash		Share Awards (1)	Option Awards	All Other Compensation		Total
Jerry D. Kaminski	$106,500	(2)	$98,000	-	-		$204,500
Laurence Bodner	95,000		98,000	-	-		193,000
Gretchen R. Crist	86,500		98,000	-	-		184,500
Rachel P. Cullen	51,163		109,543				160,706
C. Dean Metropoulos	148,750	(3)	98,000	-	$187,750	(4)	434,500
Ioannis Skoufalos	71,434		131,920	-	-		203,354
Craig D. Steeneck	91,309		98,000	-	-		189,309
Neil P. DeFeo (5)	6,708		-	-	-		6,708

(1)

Consists of 8,000 shares at the closing price of $12.25 per share on the date of grant (June 4, 2020). The number of shares is based upon a value of $95,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share. Mr. Metropoulos resigned as a Director effective December 31, 2020, resulting in the forfeiture of such unvested award. For Ms. Cullen, also includes 1,002 shares at the closing price of $11.52 on the date of grant (May 5, 2020) and for Mr. Skoufalos also includes 2,537 shares at the closing price of $13.37 on the date of grant (February 13, 2020) underlying RSUs granted for the period from their appointment to the Board of Directors in 2020 through the date of our 2020 Annual Meeting.

(2)	Consists of pro-rated amount of fees for service as Chairman for the period from October 13, 2020 to December 31, 2020.

(3)	Consists of Chairman fees for the period of service from January 1, 2020 until his resignation as Chairman on October 13, 2020.

(4)	Consists of an aggregate amount paid by the Company to administrative personnel to support Mr. Metropoulos.

(5)	Mr. DeFeo resigned from the Board effective February 1, 2020. Mr. DeFeo did not receive any stock compensation during 2020 and received pro-rated fees.

The following table lists all outstanding unvested equity awards held by our current directors as of April 29, 2021, other than unvested equity awards held by Mr. Callahan, whose awards are disclosed elsewhere in this proxy statement.

Name	Date of Grant	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Jerry D. Kaminski	June 4, 2020	8,000	$98,000
Laurence Bodner	June 4, 2020	8,000	98,000
Gretchen R. Crist	June 4, 2020	8,000	98,000
Rachel P. Cullen	June 4, 2020	8,000	98,000
Ioannis Skoufalos	June 4, 2020	8,000	98,000
Craig D. Steeneck	June 4, 2020	8,000	98,000

(1)

RSU awards will vest upon the first to occur of (i) the Annual Meeting, (ii) September 4, 2021, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date and shall be settled upon the director’s termination of Board service, or if earlier, a change of control of the Company.

(2)

Number of shares at the closing price on the date of grant ($12.25). The number of shares is based upon a value of $95,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share.

Ms. Beck and Mr. Dineen were appointed to our Board on April 20, 2021. The Board granted RSUs to Ms. Beck and Mr. Dineen pro-rated for the period from the date of their appointment through the date of the Annual Meeting and with the same vesting terms as the RSUs noted in the table above.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 29, 2021:

Name	Age	Position
Andrew P. Callahan	55	Director, President and Chief Executive Officer
Brian T. Purcell	46	Executive Vice President, Chief Financial Officer & Treasurer
Michael J. Cramer	68	Executive Vice President, Chief Administrative Officer & Assistant Secretary
Andrew W. Jacobs	53	Executive Vice President, Chief Customer & Experience Officer
John L. Kalal	58	Senior Vice President, Chief Supply Chain Officer
Darryl P. Riley	61	Senior Vice President of Quality, Food Safety and R&D
Jolyn J. Sebree	49	Senior Vice President, General Counsel & Secretary
Robert C. Weber	52	Senior Vice President, Chief People Officer

Andrew P. Callahan’s biography is set forth under the heading “Our Board” above. Mr. Callahan has served as our President and Chief Executive Officer since May 2018.

Brian T. Purcell.    Mr. Purcell has served as our Executive Vice President, Chief Financial Officer since January 2020. He also serves in the same role at the Company’s subsidiaries. From October 2015 through December 2019, Mr. Purcell was Chief Financial Officer of Rawlings Sporting Goods, where he was responsible for all finance, accounting and IT functions. From February 2012 through September 2015, Mr. Purcell was Regional Chief Financial Officer for the Pepsi Beverages Company Division of PepsiCo, where he managed the finance team supporting supply chain and financial planning and analysis, retail sales, foodservice sales and revenue management. From April 2006 through January 2012, Mr. Purcell held Director and Senior Director roles in the finance organization in the Pepsi Beverages Company Division of PepsiCo.

Michael J. Cramer.    Mr. Cramer has served as our Executive Vice President, Chief Administrative Officer since the consummation of the Business Combination and has served in the same capacity at the Company’s subsidiaries since April 2013. Mr. Cramer has served as Vice President at CDM Hostess Class C, LLC, Vice President at Hostess CDM Co-Invest, LLC, and Vice President at Fairmont Aviation LLC since April 2013, as a director of Gores Metropoulos, Inc. from January 2019 to December 2020, and as a director of Gores Metropoulos II since January 2021. From June 2010 through November 2014, he served as Senior Vice President and Director of Pabst Brewing Company. From July 2010 through August 2017, he served as Founding Director of the Texas Program in Sports and Media at University of Texas Austin and also was appointed as a Senior Lecturer. He continues to serve as a Senior Fellow.

Andrew W. Jacobs.    Mr. Jacobs has served as our Executive Vice President and Chief Customer & Experience Officer (formerly Chief Operating Officer) since December 2017, and serves in the same capacity at Hostess Brands, LLC. He served as our Executive Vice President, Chief Commercial Officer from June 2017 to December 2017. Prior to these roles, he served as our Senior Vice President, Chief Customer Officer from the consummation of the Business Combination through May 2017 and served in the same capacity at Hostess Brands, LLC from September 2014 through May 2017. From February 2014 through September 2014, he served at Hostess Brands, LLC as the Senior Vice President, Strategic Channels. From September 2012 until February 2014, he served as President of Wolfgang Candy Company. From September 2003 through May 2012, he served as Vice President and General Manager (US Customers) for The Hershey Company. Mr. Jacobs has been on the board of directors of Turkey Hill Dairy, an ice cream and beverage company owned by Peak Rock Capital, since July 2019. In 2015, Mr. Jacobs and his brother were found jointly and severally liable by the U.S. District Court of Northern Ohio for a civil violation of Exchange Act Rule 14e-3(a) in connection with a stock purchase made by Mr. Jacobs’ brother in 2009. Mr. Jacobs’ brother was required to disgorge approximately $50,000 in profits related thereto and each were enjoined from future violations of Rule 14e-3.

John L. Kalal.    Mr. Kalal has served as our Senior Vice President, Chief Supply Chain Officer (formerly Senior Vice President of Bakery Operations and Supply Chain) since December 2018. He also serves in the same role at Hostess Brands, LLC. From June 2013 to December 2018, he served as Vice President & General Manager, Manufacturing Divisions for G3 Enterprises. From April 2012 through May 2013, he served as Vice President, Protein Operations for Dairy Farmers of America. From July 2003 through December 2011, he served in multiple roles for CSM Bakery Supplies North America including Senior Vice President, Supply Chain from 2008 through 2011.

Darryl P. Riley.    Mr. Riley has served as our Senior Vice President of Quality, Food Safety and R&D since December 2016 and serves in the same capacity at Hostess Brands, LLC. From March 2016 through November 2016, Mr. Riley served as President of Total Food Safety Management, a quality and food safety consulting firm. Prior to this position he served as Vice President, R&D, Quality & Innovation at Kraft Foods Company from September 2013 to August 2015. From July 2004 through August 2013, he served as Vice President, Research, Quality & Technology at the Kellogg Company.

Jolyn J. Sebree.    Ms. Sebree has served as our Senior Vice President, General Counsel and Secretary since the consummation of the Business Combination and has served in the same capacity at the Company’s subsidiaries since April 2013. From March 2012 to April 2013, she served as Senior Vice President, Acting General Counsel and Corporate Secretary at Old Hostess and related entities. Prior to this role, she served as Vice President and Assistant General Counsel at Old Hostess and related entities from August 2011 to March 2012.

Robert C. Weber.    Mr. Weber has served as our Senior Vice President, Chief People Officer (formerly Chief Human Resources Officer) since September 2019. He also serves in the same role at Hostess Brands, LLC. From October 2015 through September 2018, Mr. Weber served as Vice President of Human Resources for Sears Holding Company and from October 2018 through August 2019, he served as its Chief Human Resources Officer. Prior to his roles with Sears Holding Company, Mr. Weber worked for Groupon, Inc. as Senior Human Resources Director for North America from July 2013 through September 2014 and as Head of Global Talent Development from October 2014 through September 2015.

Each of our executive officers serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Thomas A. Peterson served as our Executive Vice President and Chief Financial Officer until January 6, 2020. He transitioned to the role of Executive Vice President, Strategy and M&A after that and resigned from the Company on March 6, 2020. As a result, he is a Named Executive Officer for 2020 but is not shown in the table above given his resignation.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies, programs and practices for our named executive officers (“NEOs”) identified in the table below and the positions they held in 2020. For purposes of this CD&A, the “Committee” refers to the Talent and Compensation Committee of our Board of Directors.

Named Executive Officers

The Company’s efforts are led by our senior executive team, which is comprised of individuals who have significant industry experience and leadership. We believe that our management team’s expertise in managing brands and operating packaged food businesses enables us to position the Company for future growth. On January 6, 2020, Brian Purcell joined us as our Executive Vice President and Chief Financial Officer, and Thomas A. Peterson transitioned from Chief Financial Officer to the newly created role of Executive Vice President, Strategy and M&A, in which he served until his resignation on March 6, 2020.

Our NEOs for 2020 were as follows:

Named Executive Officer	Executive Officer Position
Andrew P. Callahan	President and Chief Executive Officer
Brian Purcell	EVP, Chief Financial Officer & Treasurer (1)
Andrew W. Jacobs	EVP, Chief Customer & Experience Officer
Jolyn J. Sebree	SVP, General Counsel and Secretary
Michael J. Cramer	EVP, Chief Administrative Officer and Assistant Secretary
Thomas A. Peterson	(2)

(1)	Mr. Purcell joined the Company as our Executive Vice President and Chief Financial Officer on January 6, 2020.

(2)

Mr. Peterson served as our Executive Vice President and Chief Financial Officer until January 6, 2020, when he transitioned to the role of Executive Vice President, Strategy and M&A. He served in that role until his resignation on March 6, 2020

Selected 2020 Business Highlights

2020 represented a year of major challenges across North America and beyond due to the COVID-19 pandemic. Throughout the pandemic, we have focused on three principles: (1) keeping our employees, their families and the communities in which we operate safe, (2) serving our customers and consumers, and (3) staying nimble and informed. In early 2020, we established a COVID-19 task force to monitor the rapidly evolving situation and recommend risk mitigation actions as deemed necessary. To date, we have experienced minimal disruption to our supply chain or distribution network, including the supply of our ingredients, and packaging or other sourced materials. We are also working closely with all of our contract manufacturers, distributors and other external business partners.

As a food producer, we are an essential business and our production and distribution facilities have continued to operate throughout the pandemic. To protect our employees and ensure continuity of operations, we implemented additional safety and sanitation measures in all of our facilities and have been and continue to monitor our employees’ health and provide additional resources and protocols to enable effective social distancing and adherence to our stringent internal food safety guidelines, industry best practices and CDC and other governmental guidelines.

Despite the challenging year, our discipline and agility enabled us to deliver strong financial results across a range of metrics. In January 2020, we acquired Voortman Cookies Limited, a manufacturer of premium, branded wafers and cookies, as well as sugar-free products, and we successfully transitioned the distribution of Voortman® products from a direct store delivery model to our direct to warehouse distribution network. This transition created significant cost savings and unlocked opportunities to penetrate the convenience, drug store and dollar channels. We achieved strong market share growth in nearly every channel, with the convenience and dollar store channels hitting record levels. We maintained financial discipline and ended 2020 with a net leverage ratio of 3.9x, while also allowing us flexibility to make future acquisitions.

Executive Summary of 2020 Compensation

The Company’s 2020 short-term incentive plan (“STI Plan”) measures a combination of revenue, adjusted EBITDA, and strategic measures (where funding is contingent upon achievement of a threshold level of adjusted EBITDA). With the strong revenue and adjusted EBITDA growth achieved in 2020, the Company’s results exceeded target performance levels. As such, bonus payments to our NEOs were 120.7% of target. We feel these results acknowledge the strength of the strategic and operational achievements for the year, where end results were at the upper end of market guidance for the year.

In 2020, the Company continued its approach of providing annual equity grants to its NEOs. The 2020 awards (as well as the 2019 awards) emphasized a direct performance focus as well as a need to grow stockholder value. The 2020 awards to the NEOs consisted of an intended equity mix of performance share units (“PSUs”) (40% weighting by intended grant value), non-qualified stock options (“NQSOs”) (30% weighting by intended grant value) and RSUs (30% weighting by intended grant value). The PSUs measure the Company’s 3-year relative total stockholder return (“TSR”) against companies in the S&P 1500 Packaged Foods & Meats sector. This index reflects the industry dynamics in which the Company operates and assesses the ability of the management team to deliver stockholder value at or above market levels in order to earn target or greater payouts. The NQSOs vest ratably on an annual basis over a 3-year period, and the Company’s share price has to appreciate from the grant price for any value to be earned. Finally, the RSUs vest ratably on an annual basis over a 3-year period and are intended to align the NEOs with stockholders and provide an incentive to grow the absolute stock price.

The Company’s overall philosophy is to have a pay for performance culture, and this is reflected in the target pay mix for our NEOs, as well as the structure of our incentive programs. For 2020, over 80% of the CEO’s target pay was at risk and over 60% required performance against explicit financial and stockholder objectives to achieve payouts. Our philosophy is to establish rigorous performance expectations, where exceeding the targeted net revenue and adjusted EBITDA goals, as shown in 2020, will result in above target bonus payouts.

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented senior leaders that can drive business success and create stockholder value. Key aspects of the pay strategy are to:

•	Target an overall compensation level that is competitive in the market (the long-term intent is generally to pay NEO compensation approximating market median for target pay);

•	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivered;

•	For senior executives, provide a significant focus on long-term performance achievement that is aligned with stockholder outcomes; and

•	Administer all compensation programs in a manner that is consistent and without bias.

The Committee reviews management pay on a total compensation basis with a stronger focus on pay for performance and creation of stockholder value for members of senior management.

Performance-Based Compensation Mix

We have four elements of total compensation:

1.	Base salary

2.	Short-term incentives

3.	Long-term equity incentives

4.	Benefits (including retirement programs)

The charts below demonstrate our at-risk pay mix. Based on our targeted compensation (including intended target grant date value of equity awards(1) and target annual bonus amounts), 81% of Mr. Callahan’s annual compensation and an average of 67% of the annual compensation for the other NEOs(2) is at risk, with either direct performance hurdles required for delivering payouts or award value fluctuating based on stock price. The charts below also demonstrate the mix of performance-based compensation (PSUs, NQSOs and cash bonuses) and non-performance-based compensation (base salary and RSUs) of Mr. Callahan and our other NEOs for 2020. In 2020, 63% of the CEO’s target compensation is performance-based, as is 53% of target compensation for the other NEOs.

(1)

Target grant date value is the share price at grant times the target number of PSUs and the RSUs and the intended value of NQSOs. Note that these values differ from the Summary Compensation Table values as (a) the assessed grant date value of the PSUs differs based upon expected probability of achievement under FASB ASC Topic 718 at the time of the valuation and (b) the value of NQSOs received (and reflected in the summary compensation table) was lower than the intended value due to an administrative issue, which was correct in 2021 through a supplemental RSU grant.

(2)

Mr. Peterson’s compensation is not included in the NEO’s total compensation mix given just a partial year of service. Mr. Purcell’s target RSU value does not include his new hire grants of 17,877 shares as those are not representative of his “target” ongoing compensation.

Engagement with Stockholders

We maintain ongoing contact with our stockholders. In 2020, we met directly with stockholders holding over 80% of our outstanding shares. Executive compensation was one of many topics discussed. In addition, the overall program design has been publicly disclosed to ensure that stockholders are aware of the approach being taken to motivate and reward our management team in a way that provides strong pay and performance alignment. In our 2019 say-on-pay vote, approximately 93% of our voting stockholders voted to approve our compensation programs. In 2020, the say-on-pay vote approval rate decreased to approximately 60% despite no structural changes to the Company’s executive compensation programs, below-target bonus payouts in 2019 that aligned with financial results delivered, and no meaningful changes to target award opportunities. Based upon feedback we received in communications with our stockholders, we implemented some changes in our 2021 compensation programs as described below. Going forward, we will continue to engage with stockholders and incorporate feedback as appropriate.

2021 Pay Program Changes

Based on feedback from stockholders, the Committee made select changes to its 2021 equity grant program. Key refinements include:

•	Shifting NEO grants to be 50% intended grant value in PSUs and 50% intended grant value in RSUs(1)

•	Requiring that the Company have positive 3-year TSR to receive PSUs above the target level

•	Requiring 80th percentile positioning vs. peers to receive a maximum PSU payout (vs. 75th percentile in the prior design)

(1)	Actual 2021 equity grant values will not fully reflect the mix noted above as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

Pay Program Design and Practices

The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following leading governance features into our compensation program:

What We Do

✓   Review total compensation relative to median of a peer group of companies in similar business sectors, notably packaged foods and beverages, of comparable size and complexity

✓   Tie short-term incentives to achievement of multiple challenging financial and strategic metrics

✓   Use equity grants that require performance to earn rewards for a majority of long-term compensation, with PSUs tied to achievement of performance goals (relative TSR versus others in similar industries) and stock options that only have value if the stock price appreciates over the price at grant and creates stockholder value

✓   Maintain robust stock ownership guidelines

✓   Use an independent compensation consultant retained directly by the Committee, in its sole discretion

✓   Annually assess potential risks relating to our compensation policies and practices

What We Don’t Do

×   Incentivize participants to take excessive risks

×   Allow margining, derivative, or speculative transactions, such as hedges, pledges and margin accounts

×   Provide excessive perquisites

×   Provide excise tax gross-ups upon termination with a change in control

×   Allow for repricing of stock options without stockholder approval

×   Provide “single-trigger” change-of-control cash payments or “single-trigger” change-of-control equity acceleration

2020 Compensation Program Overview

We provide a market-competitive mix of base salary, cash incentives and equity incentives with a pay for performance focus to align compensation with results for our stockholders. We review target total pay relative to market median and determine individual pay based on experience and performance and special circumstances as appropriate. The following table describes our 2020 pay program, including the purpose of each element.

ELEMENT	PURPOSE	DESCRIPTION	2020 OUTCOMES
BASE SALARY	Provides competitive level of fixed pay to attract, motivate and retain highly-qualified executives		Targeted modest salary increases were made for 2020 consistent with the Committee’s review of market practice
SHORT-TERM INCENTIVES	Motivates and rewards executives for achievement of key financial results and strategic accomplishments that drive stockholder value	Short-term incentives based on performance against established targets for net revenue, adjusted EBITDA, and strategic metrics	2020 metrics exceeded target performance levels, resulting in a payout of 120.7% of target to NEOs
LONG-TERM INCENTIVES

Provides alignment with stockholders (through PSUs, NQSOs and RSUs)

Focuses executives on achieving TSR performance that exceeds comparable market firms (through PSUs)

Encourages direct appreciation in the share price (through PSUs, NQSOs, and RSUs)

Enables a baseline level of retention (mainly through RSUs, which are subject to time-based vesting)

For 2020, granted PSUs (intended 40% weighting), options and RSUs (intended 30% weighting each) that vest over 3 years. For 2021, the mix of grants shifted to 50% PSUs and 50% RSUs (with no NQSO awards), with a requirement that three-year absolute TSR must be positive as a condition to earning payouts above a target level

PSUs measure 3-year TSR versus the S&P 1500 Packaged Foods and Meats constituent companies

2020 TSR was -2%, which was just below the 50th percentile of the PSU peer group; however, the period of measurement for this component of 2020 compensation will not be finalized until the full performance period is completed (December 31, 2022)

The NEO NQSO grants in 2020 were granted with an exercise price of $13.90 per share

RETIREMENT PROGRAMS	Aligns with market-prevalent retirement programs Focuses executives on accumulating savings	401(k) program with Company match for eligible employees

Peer Group and Benchmarking

For 2020 benchmarking, we established a peer group of firms in similar business sectors, notably packaged foods and beverages. The peers are reviewed and selected annually by the Committee based on a number of factors. As a firm with historically strong profit margins relative to others in the sector, we focused on adjusted EBITDA as the primary selection criteria, though we also considered factors such as revenue, assets, and market capitalization as additional considerations in selecting peer firms. Our 2020 peer group is comprised of the 13 companies listed below. Pinnacle Foods, Inc. was removed from the peer group in 2020 due to its acquisition in 2019. The Boston Beer Company, Cal-Maine Foods, and Calavo Growers were added for 2020 based on industry and financial profile comparability. The pay levels and award practices of these firms were considered as inputs when establishing compensation programs for our NEOs in 2020.

B&G Foods Inc.

The Boston Beer Company, Inc.

Cal-Maine Foods Inc.

Calavo Growers Inc.

Farmer Bros. Co.

Flowers Foods Inc.

The Hain Celestial Group, Inc.

J&J Snack Foods Corp.

John B Sanfilippo & Son, Inc.

Lancaster Colony Corp.

National Beverage Corp.

The Simply Good Foods Company

Tootsie Roll Industries Inc.

For 2021 benchmarking, we did not make any changes to the peer group.

Base Salary

We target market median base salary positioning. However, additional factors such as prior compensation levels, contributions to Company results, specific competitive needs and experience may also be considered in establishing salary levels. For 2020, the Committee made only cost of living and other limited adjustments to executive salaries as reflected in the table below:

NEO	2020 Base Salary (1)	2019 Base Salary	% Change
Andrew P. Callahan	$850,000	$825,000	3.0%
Brian T. Purcell	402,400	-	-
Andrew W. Jacobs	451,000	444,338	1.5%
Jolyn J. Sebree	378,200	369,000	2.5%
Michael J. Cramer	372,700	367,200	1.5%
Thomas A. Peterson	382,500	382,500	-

(1)	Represents annual salary

Short-Term Incentive Plan

We established the STI Plan with the intent to focus our senior leadership on driving business results that will lead to stockholder value creation. No incentive is payable in the event that threshold adjusted EBITDA performance levels are not achieved. We set goals across three key metrics which we believe support stockholder value growth. Metrics and weighting in the 2020 plan include:

Metric	Weighting	Considerations
Adjusted EBITDA	40%

•   Requires both topline growth as well as efficiency and cost control to deliver strong results

•   Is a strong driver of stockholder value creation in the packaged foods and beverages sector

•   Threshold Adjusted EBITDA performance level is required to fund any bonus across all three metrics

Net Revenue	40%	• Focuses the management team on delivering topline growth
Strategic Metrics	20%	• Provides a focus on key initiatives to position us for growth and stockholder value delivery

Upon attainment of threshold Adjusted EBITDA (93%), which was achieved in 2020, we pay based on achievement of each individual metric. Target achievement for all three metrics results in 100% of the target payout. For Net Revenue, performance below 93% of the target achievement level represents 0% funding for that particular metric. At 93% achievement of Net Revenue and/or adjusted EBITDA, bonus payouts are 40% of target for each metric, with gradually increasing payouts for performance between threshold and the 100% target achievement and payout levels. For each percentage point of performance above the targeted achievement by metric, payouts would be 10% above the target level (i.e., maximum payouts on the Adjusted EBITDA and Net Revenue metrics are 200% for 110% of target goal achievement). The maximum potential bonus is 180% of target for maximum achievement on all three metrics as payouts on Strategic Metrics cannot exceed target.

Target bonus opportunities for the NEOs under the STI Plan were set in the first quarter of 2020 by the Committee based on comparisons to market practices and with consideration of factors such as experience, prior opportunity levels, and expected impact to the business. The target levels of performance were determined based on the Company’s Annual Operating Plan. For 2020, the NEOs maintained a consistent target bonus percentage opportunity relative to 2019. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. 2020 Target STI Plan opportunities for our NEOs are detailed below:

		Base Salary	STI Target Opportunity
Name	Title		% of Salary	Value at Target
Andrew P. Callahan	President and Chief Executive Officer	$850,000	110%	$935,000
Brian T Purcell	EVP, Chief Financial Officer	402,400	75%	301,800
Andrew W. Jacobs	EVP, Chief Customer & Experience Officer	451,000	75%	338,250
Jolyn J. Sebree	SVP, General Counsel	378,200	60%	226,920
Michael J. Cramer	EVP, Chief Administrative Officer	372,700	50%	186,350
Thomas A. Peterson	Former EVP, Chief Financial Officer	382,500	75%	(1)

(1)	Mr. Peterson resigned on March 6, 2020 and was, therefore, not eligible to receive a bonus for 2020.

2020 Financial Results and Funding.    As set out in the table below, 2020 financial performance resulted in above target payouts to NEOs under the STI Plan. The Company exceeded both its net revenue and adjusted EBITDA targets, resulting in a payout of 120.7% of target for the NEOs.

Determining Awards for Strategic Goal Achievement.    In 2020, strategic objectives were established to assess performance of our NEOs in various categories. The strategic goals assess measurable accomplishments that accelerate achievement of our long-term strategy. In determining individual payouts for the strategic goal achievement for our NEOs, the Committee considered the accomplishments for each individual, as well as the recommendations of the Company’s CEO (for others beside the CEO himself). For the NEOs (other than Mr. Peterson who resigned in March 2020 and was not eligible for a bonus), the strategic goal portion was approved at 100%.

Financial Performance Metric (1)	Weight	Target Results (in millions)	Actual Results (in millions)	% of Metric Achieved by NEOs	Payout Achieved by NEOs
2020 Adjusted Net Revenue	40%	$996.0	$1,023.4	127%	51.0%
2020 Adjusted EBITDA	40%	237.0	240.1	124%	49.7%
2020 Strategic Metrics	20%	N/A		100%	20.0%
TOTAL	100%				120.7%

(1)

Financial results for the year ended December 31, 2020 include certain non-GAAP financial measures. For a complete presentation of our financial results for the years ended December 31, 2020 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report.

Long-Term Incentives (LTI)

We grant equity-based awards to our NEOs and key employees under the Hostess Brands, Inc. 2016 Equity Incentive Plan (“LTI Plan”) to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our Class A common stock. The LTI Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the LTI Plan.

2020 LTI Grant Overview: In 2020, we continued with the annual grant approach first adopted in 2019. We made this change in 2019 to align with typical market practices and to provide an ongoing incentive and retention focus for our management team. The primary focus of the grant strategy is PSUs, where 40% of the intended target grant value is in a vehicle that measures the Company’s 3-year relative TSR versus companies in the S&P 1500 Packaged Foods & Meats sector. These PSUs provide a direct focus on exceeding performance of a broader group of relevant competitors than our peer group used for compensation benchmarking purposes. The Committee believes that TSR continues to remain an effective indicator of long-term performance and aligns the interests of our NEOs with our stockholders. The Committee believes that adjusted EBITDA remains an appropriate metric for the STI Plan because of its measurement of short-term performance and its emphasis on discipline in achieving targeted financial results.

2020 PSU Design Overview

(unchanged from 2019)

Performance Periods
3-Year TSR	January 1, 2020 – December 31, 2022

The table below sets forth the applicable TSR targets and payout percentages for the 2020 PSU awards.

Minimum TSR Rank	Payout	Target TSR Rank	Payout	Maximum TSR Rank	Payout
35th Percentile	0%	50th Percentile	100%	75th Percentile	200%

A TSR ranking at or below the 35th percentile results in no payout and payouts are interpolated between the performance levels noted in the table above.

2021 PSU Changes

Based on feedback from stockholders, the Committee made the following changes to the 2021 PSU grants to NEOs:

•	Shifting grants to be 50% intended grant value in PSUs and 50% intended grant value in RSUs(1)

•	Requiring that the Company have positive 3-year TSR to receive PSUs above the target level

•	Requiring 80th percentile positioning vs. peers to receive a maximum PSU payout (vs. 75th percentile in the prior design)

RSU and NQSO Grants

In addition to PSUs, our NEOs received grants of NQSOs and RSUs in 2020, with each equal to 30% of the intended target award values. The Committee views NQSOs as performance-based as the Company must

(1)	Actual 2021 equity grant values will not fully reflect the mix noted above as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

grow its absolute share price for the NEOs to realize any value from the awards. RSUs provide a performance incentive given that they are able to deliver more value with share price increases (and vice versa), though they vest with time over a 3-year period. Mr. Purcell was an exception to this grant mix in 2020 as he received an additional grant of 17,877 RSUs in conjunction with his hiring as Chief Financial Officer, which is not shown in the table below as it was not part of the core equity grant strategy. Target share awards granted in 2020 to our NEOs and the intended fair value of such awards (assuming performance at target level) are detailed below. Note, these values differ from the Summary Compensation Table, where the disclosed values represent the grant date fair value and probability adjustment (for PSUs) under GAAP. The NEO NQSO grants in 2020 were granted at an exercise price of $13.90 per share.

NEO	PSUs (1)	PSU Intended Value	Options	NQSO Intended Value (2)	RSUs	RSU Intended Value	Total Shares	Total Value
Andrew Callahan	77,143	$1,080,000	141,115	$810,000	57,857	$810,000	276,115	$2,700,000
Brian Purcell (3)	21,429	300,000	39,199	225,000	16,071	225,000	76,699	750,000
Andrew Jacobs	31,429	440,000	57,491	330,000	23,571	330,000	112,491	1,100,000
Jolyn Sebree	11,429	160,000	20,906	120,000	8,571	120,000	40,906	400,000
Michael Cramer	8,571	120,000	15,679	90,000	6,429	90,000	30,679	300,000
Thomas Peterson (4)	8,571	120,000	15,679	90,000	6,429	90,000	30,679	300,000

(1)

Assumes target achievement. Depending upon actual performance during the performance period, the NEO may receive amounts less than or in excess of target value, up to a maximum of 200% of the target number of shares.

(2)

Reflects the intended value of the NQSOs. The NQSO value actually awarded in 2020 was approximately 30% lower than intended due to an administrative issue. Supplemental RSUs were granted in 2021 to correct for the administrative issue.

(3)	Mr. Purcell also received awards of 17,877 RSUs in conjunction with his hiring as Chief Financial Officer in January 2020.

(4)	Mr. Peterson’s awards were forfeited in connection with his resignation.

The awards described above include “double-trigger” vesting in the event of a change in control of the Company. Therefore, the awards will not vest upon a change in control, unless they are not assumed or substituted by a successor or acquirer. In the event of assumption or substitution, the awards will vest if, within 12 months following the change in control and prior to the applicable vesting date, the NEO’s employment is terminated by the Company and its subsidiaries without cause or the NEO terminates his employment for good reason. In the case of PSUs granted to Mr. Callahan in 2018, the PSUs for which performance criteria were satisfied and the target number of shares for each of the remaining performance years would vest, and in the case of all PSUs granted in 2019 and 2020, the target number of shares subject to the award would vest. In addition, if an NEO’s employment is terminated by us for any reason other than for cause or by the NEO without good reason (in each case, as described under “Executive Compensation—Severance Arrangements”), the PSUs granted to such NEO will vest based on achievement of the performance criteria through the termination date, on a pro-rated basis.

Stock Ownership Guidelines

We adopted stock ownership guidelines (the “Stock Ownership Guidelines”) in 2017 to align the interests of executives with the interests of stockholders and promote our commitment to sound corporate governance. In 2019, we reviewed our ownership guidelines relative to typical market practices and updated the guideline policies to increase the ownership levels for all NEOs by 1x salary.

Determination of Guidelines

The Stock Ownership Guidelines are determined as a multiple of an NEO’s base salary or a non-management director’s annual cash retainer and are then converted to a fixed number of shares. In calculating the applicable number of shares as of a given date, the stock price to be used shall be the average stock price over the twenty trading days prior to such date. The individual guidelines as updated in 2019 for each covered person listed below (“Covered Person”) are as follows:

•	Chief Executive Officer—6x annual base salary;

•	Other Executive Officers—2x annual base salary; and

•	Non-Management Directors—5x annual cash retainer fee.

Compliance with Guidelines

Covered Persons are required to achieve their Stock Ownership Guideline within five years of becoming subject to the Stock Ownership Guidelines or 5 years from amendment that increases the Stock Ownership Guidelines. If a Covered Person’s Stock Ownership Guideline increases because of a change in title or increase in salary, such Covered Person will have the longer of the initial five-year period or, in the case of a change in title, four years and, in the case of an increase in salary, one year, from the date of the change to meet the increased guideline. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.

The Committee will review each Covered Person’s compliance (or progress towards compliance) with these Stock Ownership Guidelines annually. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any Covered Person as it determines to be necessary or appropriate in order to achieve compliance with these Stock Ownership Guidelines.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our directors, our employees and others acting on our behalf may not engage in short sales of our securities and may not buy or sell puts, calls or other derivative securities or otherwise engage in hedging transactions with respect to our securities. They also may not hold our securities in a margin account or, without the prior written consent of our Board of Directors or the Audit Committee, otherwise pledge our securities as collateral for any loan.

Risk Assessment

We and the Committee have reviewed our compensation programs and have found that neither we nor the Committee believes that the programs create an incentive to take risks that would be materially adverse to stockholders.

Clawback

We will recoup all incentive-based compensation (including cash and equity compensation) to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act, when effective, or the LTI Plan or any other plan or policy we may adopt.

Retirement and Employee Benefit Plans

NEOs are entitled to the same benefits generally available to all full-time employees, including the 401(k) plan and health care, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits are necessary to enable us to compete more successfully for qualified executive talent.

Impact of Accounting

As a general matter, the Committee takes into account the various accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to NEOs and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of NQSOs, RSUs and PSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued determined in accordance with FASB ASC Topic 718. For RSUs, the expense is generally based on the fair value of the underlying stock on the date of grant multiplied by the number of units granted amortized over the vesting period. PSUs that measure relative TSR are valued using a Monte Carlo simulation and the awards are then expensed proportionally over the respective performance period. For stock options, the expense is generally based on the fair value of the option on the date of grant multiplied by the number of options granted amortized over the vesting period.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our Board of Directors. The Committee reviews and approves the base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans of our NEOs. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of our NEOs’ compensation, in part by reviewing compensation data from comparable companies and from relevant other industry sources.

Decisions regarding compensation of the Chief Executive Officer are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other NEOs are made by the Committee after considering recommendations from the Chief Executive Officer as appropriate, as well as input from the Committee’s independent compensation consultant. Our Chief Executive Officer, and, as appropriate, General Counsel, Chief Administrative Officer, and Chief Human Resources Officer may attend the portion of the Committee’s meetings where the individual performance of each NEO is discussed. Only Committee members may vote on compensation decisions regarding the NEOs.

The Committee meets in executive session at most meetings, with its independent compensation consultant in attendance as appropriate.

Role of Independent Compensation Consultant

The Committee has retained Mercer as its independent compensation consultant to advise on the compensation for our NEOs in 2020. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. During 2020, as part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for NEO compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in NEO compensation;

•	analyzed peer company proxy and other survey data as appropriate; and

•

advised on determining the total compensation of each of our NEOs and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with our management to the extent necessary and appropriate. Based on a review of the SEC’s six factor assessment of compensation consultant independence, the Committee does not believe the independent compensation consultants’ work has raised any conflict of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultant.

COMPENSATION COMMITTEE REPORT

Our Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Committee recommended to our Board of Directors, and our Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Laurence Bodner, Chairperson

Gretchen R. Crist

Ioannis Skoufalos

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2020, our Talent and Compensation Committee was comprised of Laurence Bodner, Gretchen R. Crist, Neil DeFeo (until his resignation from the board on February 1, 2020) and Ioannis Skoufalos (beginning February 6, 2020). None of the individuals who served on the Talent and Compensation Committee during 2020 or who currently serve on such committee had or have any contractual or other relationships with us except as directors, nor have any of these individuals ever been an officer or employee of our Company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Talent and Compensation Committee.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation of our NEOs for 2020, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

Andrew P. Callahan President & Chief Executive Officer (7)	2020	$871,154	-	$2,097,129	$570,105	$1,128,777	$11,505	$4,678,670
	2019	825,000	-	2,267,355	800,457	598,950	38,938	4,530,700
	2018	507,692	297,113	2,024,346	928,539	-	31,326	3,789,016

Brian T. Purcell EVP & Chief Financial Officer (8)	2020	393,692	-	829,380	158,364	364,348	164,707	1,910,491

Andrew W. Jacobs EVP & Chief Customer & Experience Officer	2020	465,271	-	854,387	232,264	408,352	10,633	1,970,907
	2019	440,317		1,091,698	385,405	253,273	10,556	2,181,249
	2018	430,721	-	-	-	-	10,256	440,977

Jolyn J. Sebree SVP, GC & Secretary	2020	388,500	-	310,687	84,460	273,949	10,434	1,068,030
	2019	364,846	-	335,910	118,588	168,264	10,070	997,678
	2018	346,345	-	-	-	-	10,070	356,415

Michael J. Cramer EVP, Chief Administrative Officer	2020	384,496	-	233,013	63,343	224,971	13,103	918,927
	2019	363,877		251,926	88,938	139,536	12,640	856,917
	2018	348,177	-	-	-	-	12,490	360,667

Thomas A. Peterson Former CFO (9)	2020	88,269	-	233,013	63,343	-	4,799	389,424
	2019	379,039	-	839,773	296,467	189,338	10,220	1,714,837
	2018	351,923	-	-	-	-	10,070	361,993

(1)	Reflects total cash salary paid to each NEO. The 2020 fiscal year had one extra pay period.

(2)	For Mr. Callahan, reflects his guaranteed bonus for 2018 pursuant to the Callahan Employment Agreement described below.

(3)

For 2018, reflects the grant date fair value of shares underlying RSUs and PSUs awarded to Mr. Callahan on August 1, 2018. The performance conditions applicable to the PSUs were based upon TSR goals, as described under “Compensation Discussion & Analysis” above. The value of the shares underlying PSUs awarded to Mr. Callahan is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 3—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The value of the PSUs awarded to Mr. Callahan as of August 1, 2018, the grant date thereof, assuming the achievement of the performance conditions at the maximum level for the performance periods is $1,857,089.

For 2019, reflects the grant date fair value of RSUs awarded to each of our NEOs on January 11, 2019. Also reflects shares underlying PSUs awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended

December 31, 2019. The value of such PSUs as of the grant date (January 11, 2019), assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,230,752
Andrew W. Jacobs	1,074,073
Jolyn J. Sebree	330,489
Michael J. Cramer	247,861
Thomas A. Peterson	826,212

For 2020, reflects the grant date fair value of RSUs awarded to each of our NEOs on January 21, 2020. Also reflects shares underlying PSUs awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The value of such PSUs as of the grant date (January 21, 2020), assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,144,575
Brian T. Purcell	595,726
Andrew W. Jacobs	873,726
Jolyn J. Sebree	317,726
Michael J. Cramer	238,274
Thomas A. Peterson	238,274

(4)

For 2018, reflects the grant date fair value of NQSOs awarded to Mr. Callahan on August 1, 2018. The grant date fair value of such NQSOs was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 3—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

For 2019, reflects the grant date fair value of NQSOs awarded to each of our NEOs on January 11, 2019. The grant date fair value of such NQSOs was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

For 2020, reflects the grant date fair value of NQSOs awarded to each of our NEOs on January 21, 2020. The grant date fair value of such NQSOs was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(5)	All such amounts were paid pursuant to the terms of the STI Plan.

(6)

For 2018 and 2019, All Other Compensation is comprised of the following (as applicable): taxable expenses related to short-term commuting, matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance and incentive payments to encourage our NEOs to undergo annual physical examinations.

For 2020, All Other Compensation is comprised of the following (as applicable): relocation benefits, vacation payout, matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance and incentive payments to encourage our NEOs to undergo annual physical examinations. The following table summarizes “All Other Compensation” provided to the NEOs during the year ended December 31, 2020:

	Relocation Benefits	Vacation Payout	401(k) Match	Life Insurance Premiums	Cell Phone Allowance	Physical Incentive Payment	Total
Andrew P. Callahan	$-	$-	$8,550	$1,875	$1,080	$-	$11,505
Brian T. Purcell	154,599	-	8,530	557	1,020	-	164,707
Andrew W. Jacobs	-	-	8,550	1,003	1,080	-	10,633
Jolyn J. Sebree	-	-	8,550	654	1,080	150	10,434
Michael J. Cramer	-	-	8,550	3,323	1,080	150	13,103
Thomas A. Peterson	-	4,413	-	145	240	-	4,799

(7)	Mr. Callahan became our President and Chief Executive Officer on May 7, 2018.

(8)	Mr. Purcell became our Executive Vice President and Chief Financial Officer on January 6, 2020.

(9)

On January 6, 2020, Mr. Peterson transitioned from Executive Vice President and Chief Financial Officer to our Executive Vice President, Strategy and M&A. Mr. Peterson left the Company on March 5, 2020.

The following table provides information regarding the cash bonus opportunity for each NEO under the 2020 STI Plan and equity grants under the LTI Plan made to any NEO during 2020 and does not reflect amounts actually paid.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Andrew P. Callahan	2/12/2020		374,000	935,000	1,683,000	—	—	—	—		—	—	—
	1/21/2020	(2)	—	—	—	0	77,143	154,286	—		—	—	1,292,917
	1/21/2020	(3)	—	—	—	—	—	—	57,857		—	—	804,212
	1/21/2020	(4)	—	—	—	—	—	—	—		141,115	13.90	570,105

Brian Purcell	2/12/2020		120,720	301,800	543,240	—	—	—	—		—	—	—
	1/21/2020	(2)	—	—	—	0	21,429	42,858	—		—	—	359,150
	1/21/2020	(3)	—	—	—	—	—	—	26,785	(5)	—	—	372,312
	1/29/2020	(6)							7,163				97,918
	1/21/2020	(4)	—	—	—	—	—	—	—		39,199	13.90	158,364

Andrew W. Jacobs	2/12/2020		135,300	338,250	608,850	—	—	—	—		—	—	—
	1/21/2020	(2)	—	—	—	0	31,429	62,858	—		—	—	526,750
	1/21/2020	(3)	—	—	—	—	—	—	23,571		—	—	327,637
	1/21/2020	(4)	—	—	—	—	—	—	—		57,491	13.90	232,264

Jolyn J. Sebree	2/12/2020		90,768	226,920	408,456	—	—	—	—		—	—	—
	1/21/2020	(2)	—	—	—	0	11,429	22,858	—		—	—	191,550
	1/21/2020	(3)	—	—	—	—	—	—	8,571		—	—	119,137
	1/21/2020	(4)	—	—	—	—	—	—	—		20,906	13.90	84,460

Michael J. Cramer	2/12/2020		74,540	186,350	335,430	—	—	—	—		—	—	—
	1/21/2020	(2)	—	—	—	0	8,571	17,142	—		—	—	143,650
	1/21/2020	(3)	—	—	—	—	—	—	6,429		—	—	89,363
	1/21/2020	(4)	—	—	—	—	—	—	—		15,679	13.90	63,343

Thomas A. Peterson	2/12/2020		—	—	—	—	—	—	—		—	—	—
	1/21/2020	(2)	—	—	—		8,571	17,142					143,650
	1/21/2020	(3)	—	—	—	—	—	—	6,429				89,363
	1/21/2020	(4)	—	—	—	—	—	—			15,679	13.90	63,343

(1)

Consists of the cash bonus opportunities for 2020 payable pursuant to the terms of the 2020 STI Plan. See “Compensation Discussion & Analysis” for a description of the 2020 STI Plan and “Summary Compensation Table” above.

(2)

Consists of an award of PSUs granted on January 21, 2020. The PSUs are subject to vesting on December 31, 2022, based on the Company’s TSR achievement for the performance period beginning on January 1, 2020 and ending on December 31, 2022, subject to the Committee’s certification following the performance period of the extent to which the performance goal has been satisfied, assuming continued employment through the vesting date. Such PSUs contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of a 75th percentile TSR ranking. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares reported in the table above for performance at threshold, target and maximum levels assume achievement of the applicable performance goal at threshold, target and maximum levels, respectively, for the performance period. The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, computed in accordance with FASB ASC Topic 718.

(3)

Consists of an award of RSUs granted on January 21, 2020. The shares underlying such RSUs are scheduled to vest in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon the closing stock price on the date of grant ($13.90).

(4)

Consists of an award of NQSOs granted on January 21, 2020. Such NQSOs are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon an option pricing model using various inputs as disclosed in our Form 10-K in accordance with FASB ASC Topic 718.’

(5)	Mr. Purcell’s RSU grants on January 21, 2020 included 16,071 RSUs that were part of our annual equity incentive grant and 10,714 RSUs that were granted in connection with his hiring.

(6)

Consists of an award of RSUs granted to Mr. Purcell on January 29, 2020 in connection with his hiring. The shares underlying such RSUs are scheduled to vest in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon the closing stock price on the date of grant ($13.67).

The following table excludes shares of Class A common stock and options to purchase shares of Class A common stock held by Mr. Peterson, who was no longer an employee of the Company at fiscal year end. All of his unvested equity awards were forfeited in connection with the termination of his employment.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)

Andrew P. Callahan	103,904	103,904 (2)	-	13.99	07/31/2028	-	-	-	-
	72,901	145,803 (3)	-	11.35	01/10/2029	-	-	-	-
	-	141,115 (4)	-	13.90	01/20/2030	-	-	-	-
						22,124 (5)	323,895
	-	-	-	-	-	49,136 (6)	719,351	-	-
	-	-	-	-	-	57,857 (7)	847,026	-	-
	-	-	-	-	-	-	-	16,593 (8)	242,922(8)
	-	-	-	-	-	-		(9)	(9)
								(10)	(10)

Brian T. Purcell	-	39,199 (4)	-	13.90	01/20/2030	-	-	-	-
	-	-	-	-	-	26,785 (7)	392,132	-	-
	-	-	-	-	-	7,163 (11)	104,866	-	-
	-	-	-	-	-	-	-	(10)	(10)

Andrew W. Jacobs	78,749	-		15.78	3/22/2027
	15,000	5,000 (12)	-	13.95	12/06/2027	-	-	-	-
	90,000	30,000 (13)	-	16.38	06/04/2027	-	-	-	-
	35,100	70,202 (3)	-	11.35	01/10/2029	-	-	-	-
	-	57,491 (4)	-	13.90	01/20/2030	-	-	-	-
	-	-	-	-	-	23,658 (6)	346,353	-	-
	-	-	-	-	-	23,571 (7)	345,079	-	-
	-	-	-	-	-	-		(9)	(9)
								(10)	(10)

Jolyn J. Sebree	30,623	-	-	15.78	3/22/2027
	10,800	21,601 (3)	-	11.35	01/10/2029	-	-	-	-
	-	20,906 (4)	-	13.90	01/20/2030	-	-	-	-
	-	-	-	-	-	7,280 (6)	106,579	-	-
	-	-	-	-	-	8,571 (7)	125,479	-	-
	-	-	-	-	-	-		(9)	(9)
								(10)	(10)

Michael J. Cramer	48,121	-	-	15.78	3/22/2027
	8,100	16,200 (3)	-	11.35	01/10/2029	-	-	-	-
	-	15,679 (4)		13.90	01/20/2030	-	-	-	-
	-	-	-	-	-	5,460 (6)	79,934	-	-
	-	-	-	-	-	6,429 (7)	94,121	-	-
	-	-	-	-	-	-		(9)	(9)
								(10)	(10)

(1)	Market value was calculated based upon the closing price of the Company’s shares of Class A common stock of $14.64 on December 31, 2020.

(2)

Consists of NQSOs awarded on August 1, 2018 in connection with Mr. Callahan’s employment. Such options are subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(3)

Consists of NQSOs awarded to each of our NEOs on January 11, 2019. Such options are subject to vesting in equal or nearly equal installments on each of January 11, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(4)

Consists of NQSOs awarded to each of our NEOs on January 21, 2020. Such options are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, assuming continued employment through the applicable vesting date.

(5)

Consists of a grant of RSUs awarded on August 1, 2018 in connection with the hiring of Mr. Callahan. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020 and 2021, assuming continued employment through the applicable vesting date.

(6)

Consists of a grant of RSUs awarded to each of our NEOs on January 11, 2019. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 11, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(7)

Consists of a grant of RSUs awarded to each of our NEOs on January 21, 2020. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, assuming continued employment through the applicable vesting date.

(8)

Consists of a portion of PSUs awarded on August 1, 2018 in connection with the hiring of Mr. Callahan. Performance is based on TSR achievement over two overlapping performance periods, the first is the two-year period beginning on May 7, 2018 and the second is the three-year period beginning on May 7, 2018. TSR performance for the first two-year period (May 7, 2018 – May 7, 2020) was below threshold, meaning the first 50% of Mr. Callahan’s PSU award did not vest. The portion reported in the table above assumes performance at threshold level for the remaining PSUs.

(9)

The PSUs awarded to each of our NEOs on January 11, 2019 measure performance based upon TSR achievement for the performance period beginning on January 1, 2019 and ending on December 31, 2021. Such performance share units contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of a 75th percentile TSR ranking. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares that would be earned by each NEO if performance was achieved at the target level is as follows: for Mr. Callahan, 98,271, for Mr. Jacobs, 47,316, for Ms. Sebree, 14,559, and for Mr. Cramer, 10,919.

(10)

The PSUs awarded to each of our NEOs on January 21, 2020 measure performance based upon TSR achievement for the performance period beginning on January 1, 2020 and ending on December 31, 2022. Such performance share units contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of a 75th percentile TSR ranking. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares that would be earned by each NEO if performance was achieved at the target level is as follows: for Mr. Callahan, 77,143, for Mr. Purcell, 21,429, for Mr. Jacobs, 31,429, for Ms. Sebree, 11,429 and for Mr. Cramer, 8,571.

(11)

Consists of a grant of RSUs awarded to Mr. Purcell on January 29, 2020. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, assuming continued employment through the applicable vesting date.

(12)

Consists of NQSOs awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. Such options are subject to vesting in equal or nearly equal installments on June 5 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable vesting date.

(13)

Consists of NQSOs awarded on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such options are subject to vesting in equal or nearly equal installments on December 6 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable vesting date.

Option Exercises and Stock Vested

During 2020, the NEOs had option exercises and stock vestings as set forth in the table below.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Andrew P. Callahan (1) (2)	0	$0	46,691	$596,593
Brian T. Purcell	0	0	0	0
Andrew W. Jacobs (2) (3)	0	0	13,496	189,700
Jolyn J. Sebree (2)	0	0	3,639	51,274
Michael J. Cramer (2)	0	0	2,729	38,452
Thomas A. Peterson (2) (4)	27,000	17,521	9,099	128,205

(1)

Includes the portion of shares underlying RSUs granted on August 1, 2018 and vesting on May 7, 2020. The market value as of May 7, 2020 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $11.32 on such vesting date.

(2)

Includes a portion of shares underlying RSUs granted on January 11, 2019 and vesting on January 11, 2020. The market value as of January 11, 2020 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq on January 10, 2020 (the most recent trading date prior to the vesting date) of $14.09.

(3)

Includes the portion of shares underlying RSUs granted on December 7, 2017 and vesting on December 6, 2020. The market value as of December 6, 2020 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq on December 4, 2020 (the most recent trading date prior to the vesting date) of $13.815.

(4)

Subsequent to his resignation from the Company, Mr. Peterson exercised certain of his NQSOs. The value realized was calculated by taking the closing price of the Company’s shares of Class A common stock on May 20, 2020 and May 26 (the date of the option exercises) of $11.94 and 12.03, respectively, and subtracting the option exercise price of $11.35.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for 2020, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer, Andrew P. Callahan, and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For 2020, these amounts were as follows:

•	Our principal executive officer’s total annual compensation: $4,687,137.

•	Our median compensated employee’s total annual compensation: $46,697.

•	CEO Pay Ratio: 100.4 to 1.

In determining the median compensated employee, we chose December 31, 2020 as the determination date. As of this date, we had 2,592 employees, excluding Mr. Callahan and one individual who was hired as of such date but who had not yet commenced employment and did not receive any compensation in 2020. We annualized compensation of employees who were not employed with us for the full year. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for 2020, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

Employment Agreement

We have entered into an employment agreement with Mr. Callahan. The following description is a summary only.

Andrew P. Callahan

On April 12, 2018, we entered into an employment agreement with Mr. Callahan to serve as our President and Chief Executive Officer, beginning on May 7, 2018 (the “Employment Date”), which was amended as of August 1, 2018 (as amended, the “Callahan Employment Agreement”). The Callahan Employment Agreement has a term beginning on the Employment Date and continuing for three years. The term will automatically renew for consecutive one-year periods, unless Mr. Callahan’s employment is otherwise earlier terminated or the Company or Mr. Callahan provides notice of non-renewal at least 90 days prior to the applicable expiration date. We will pay Mr. Callahan an annual base salary of not less than $825,000. In addition, Mr. Callahan will be eligible for annual cash bonuses, with an annual target bonus of 110% of his base salary. For any year after 2018, if Mr. Callahan is terminated without cause, resigns for good reason or experiences a change in control termination (in each case, as defined in the Callahan Employment Agreement), Mr. Callahan will be entitled to payment of a pro-rated bonus, based on the Company’s performance through the date of his termination of employment.

Under the Callahan Employment Agreement, Mr. Callahan received a sign-on equity grant of RSUs, NQSOs and PSUs related to performance during the performance periods described below, with an aggregate grant date value of $2,700,000, subject to the terms and conditions of the Incentive Plan. Mr. Callahan’s RSUs will vest as to one-third of the award on each of the first three anniversaries of the Employment Date; NQSOs will vest as to one-fourth of the award on each of the first four anniversaries of the Employment Date; and PSUs will vest as to one-half of the PSUs on May 7, 2020 based on performance during the two-year performance period beginning on May 7, 2018 and ending on May 7, 2020, and as to the remaining one-half on May 7, 2021 based on performance during the three-year performance period beginning on May 7, 2018 and ending on May 7, 2021, subject to the Committee’s certification of the performance goals and Mr. Callahan’s continued employment with the Company on the applicable PSU vesting date; provided that, if Mr. Callahan’s employment is terminated for any reason other than by the Company for cause or by Mr. Callahan without good reason, the PSUs will become vested based on achievement of the applicable performance goal through the termination date, and pro-rated for Mr. Callahan’s period of employment. Mr. Callahan is eligible to receive long-term incentive awards for each year after 2018 during the term under the LTI Plan on terms established by the Committee, with the target award or grant for years after 2018 expected to have a value of no less than the value of Mr. Callahan’s sign-on equity grant. Mr. Callahan’s sign-on equity grants, as well as subsequent equity grants and related grant agreements will incorporate the definitions of cause and good reason provided in the Callahan Employment

Agreement, and will provide for full acceleration of vesting of equity in connection with a Change in Control Termination as that term is defined in the Executive Severance Plan, as in effect at the time of his termination of employment with the Company.

Under the terms of the Callahan Employment Agreement, Mr. Callahan will be eligible for reimbursement of reasonable relocation expenses and was eligible for reimbursement of commuting expenses through 2019.

Mr. Callahan will be entitled to severance and other benefits payable under the Executive Severance Plan (as defined below) if he experiences a qualifying termination or change in control termination, as applicable (in each case, as defined in the Executive Severance Plan, as modified by the Callahan Employment Agreement). The amount of Mr. Callahan’s severance payments and benefits is set forth in the Callahan Employment Agreement. See “Severance Arrangements” below.

The Callahan Employment Agreement also includes non-competition and non-solicitation restrictions which apply during the employment term and for a period of 18 months following termination of employment.

Severance Arrangements

In September 2017, we adopted the HB Key Executive Severance Benefits Plan (the “Executive Severance Plan”) which provides market- aligned levels of employment protection to our executives, including our NEOs, and thereby enhances retention. The Executive Severance Plan is intended to constitute an unfunded welfare benefit plan that is established primarily for the purpose of providing certain severance benefits for eligible employees in the event of termination of employment under certain circumstances, as described below.

Severance benefits under the Executive Severance Plan for termination of a NEO’s employment by the Company and its subsidiaries are set forth in the table below based on the type of termination, either (1) a termination by the Company and its subsidiaries other than for cause or on account of disability (a “Qualifying Termination”) or (2) a termination by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason, in each case within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control (a “Change in Control Termination”). Cash severance is paid in accordance with payroll practices over the applicable severance period indicated below.

Cash Severance Amount
Eligible Employee	Qualifying Termination	Change in Control Termination

Chief Executive Officer (1)	18 Months Base Salary	18 Months Annual Compensation Amount (base and target bonus)

Other NEOs	12 Months Base Salary	12 Months Annual Compensation Amount (base and target bonus)

(1)

Mr. Callahan’s severance benefits would not be paid pursuant to the Executive Severance Plan and would instead be paid under the Callahan Employment Agreement. See below for a description of Mr. Callahan’s severance benefits as contained in the Callahan Employment Agreement.

In addition, if a NEO is eligible for cash severance under the Executive Severance Plan, the NEO is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the first day the NEO becomes eligible for comparable benefits under a plan of another employer.

In order to receive severance benefits under the Executive Severance Plan, a NEO must execute a release and is bound by non-competition and non-solicitation restrictions for 18 months, in the case of the Chief Executive Officer, and 12 months, in the case of the other NEOs.

Under the Executive Severance Plan, a “for cause” termination generally includes a termination on account of a NEO’s (i) neglect, failure or refusal, in any material respect, to attend to employment duties; (ii) failure to comply with employment terms in any material respect; (iii) failure to complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards and regulations of the Company or its subsidiaries; (v) fraud, misappropriation of funds, or other willful engagement in misconduct; or (vi) conviction of or pleading guilty or nolo contendere to, any crime that constitutes a felony.

Under the Executive Severance Plan, termination for “good reason” generally includes termination on account of one of the following events without the NEO’s consent: (i) a material reduction in base salary or target bonus; (ii) a material reduction in authorities, duties or responsibilities (iii) relocation to an office location that is more than 50 miles from the NEO’s then-current office location and which materially increases the NEO’s commute or (iv) failure of a successor to assume the Executive Severance Plan for a period of at least 12 months following a change in control. A NEO may not terminate employment for good reason unless he or she delivers a notice based on the action or event forming the basis of such termination within 90 days after its occurrence, we fail to cure the circumstances within 30 days of receiving such notice and the NEO terminates employment within 60 days following our failure to cure.

Under the Executive Severance Plan, a “change in control” is defined by reference to the LTI Plan and generally means the occurrence of one or more of the following events: (a) any person or entity becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of its directors, including by merger, consolidation or otherwise (subject to certain limited exceptions such as an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries); (b) during any 12-month period, the incumbent directors ceasing to constitute a majority of the directors then serving on the Company’s Board of Directors; (c) consummation of a reorganization, recapitalization, merger or consolidation involving the Company (subject to certain limited exceptions); or (d) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company.

Callahan Severance Arrangements

Under the terms of the Callahan Employment Agreement, Mr. Callahan is entitled to receive the following upon termination of his employment:

(1)

In the event that Mr. Callahan’s employment with the Company is terminated for any reason, he is entitled to receive: (i) his base salary and unused vacation time up to and including the date of termination of employment, (ii) any unreimbursed expenses, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s benefit plans upon or following a termination of employment (the “Accrued Obligations”).

(2)

Upon termination of Mr. Callahan’s employment without cause, on account of our delivery of notice of non-renewal, or for good reason (a “qualifying termination”), his cash severance amount will be 18 months of annual compensation (defined as annual base salary and target annual incentive cash bonus), and his severance period will be 18 months.

(3)

Upon termination of Mr. Callahan’s employment without cause or for good reason, in either case, within 12 months following a change in control (a “change in control termination”), or at the request of an acquirer or potential acquirer in connection with or prior to a change in control, Mr. Callahan’s cash severance amount will be 24 months of annual compensation and his severance period will be 24 months.

(4)

If Mr. Callahan’s employment with the Company terminates due to death or disability (as defined in the Executive Severance Plan), Mr. Callahan (or his estate or designated beneficiary) will receive the Accrued Obligations and severance under the Callahan Employment Agreement as if such death or disability is a qualifying termination or change in control termination, as applicable.

Any payment of severance to Mr. Callahan will be subject to his execution and delivery of our standard release agreement. If Mr. Callahan is eligible for severance, he is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the day he becomes eligible for comparable benefits under a plan of another employer.

For purposes of the Callahan Employment Agreement, cause generally includes Mr. Callahan’s (i) failure or refusal to perform his job functions, or to follow the lawful directives of the Company (other than by reason of a physical or mental impairment); (ii) commission of any felony or commission of a non-felony crime involving moral turpitude; (iii) embezzlement, misappropriation or fraud, whether or not related to employment with the Company; (iv) engagement in material dishonesty or misconduct which negatively reflects on the public reputation of the Company; (v) violation of any material written policy of the Company; (vi) breach of the restrictive covenants contained in any agreement with the Company; or (vii) material breach of the Callahan Employment Agreement or any other written agreement with the Company. In the case of prongs (i), (v) and (vii), Mr. Callahan is to be provided written notice and 30 days to cure the circumstances constituting cause, if reasonably capable of being cured.

For purposes of the Callahan Employment Agreement, change in control, disability and good reason have the meaning set forth in the Executive Severance Plan; however, good reason also includes requiring Mr. Callahan to move his principal residence to Kansas City and material breach by the Company of the Callahan Employment Agreement or any other material agreement between Mr. Callahan and the Company.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to our NEOs in the event of termination of such NEO’s employment pursuant to the Executive Severance Plan or the respective NEO’s employment agreement or equity award agreements, in each case, assuming such termination occurred on December 31, 2020. The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in the first table assumes a Qualifying Termination. No compensation is payable to the NEOs under the Executive Severance Plan upon termination by the Company and its subsidiaries for cause or disability or by the NEO without good reason. Under the Callahan Employment Agreement, the death, disability or non-renewal of the agreement by the Company constitutes a Qualifying Termination for purposes of cash severance. Mr. Peterson is excluded from the tables below as he ceased employment with the Company prior to December 31, 2020.

Qualifying Termination without a Change in Control

NEO	Salary	Bonus		Health and Welfare Benefits (1)	Restricted Stock Units	Performance Share Units (2)	Total Compensation
Andrew P. Callahan	$1,275,000	$1,402,500	(3)	$29,864	--	$1,368,289	$4,075,653
Brian T. Purcell	402,400			18,604		75,293	496,297
Andrew W. Jacobs	451,000	--		20,410	--	638,733	1,110,143
Jolyn J. Sebree	378,200	--		20,406	--	202,715	601,321
Michael J. Cramer	372,700	--		20,410	--	152,031	545,141

(1)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(2)

Reflects the vesting of a number of PSUs equal to the number of PSUs which would have vested as of the date of termination, assuming the performance period ended on such date, pro-rated to reflect the shortened performance period. Such PSUs also vest upon termination on account of disability. Based upon the Company’s relative TSR, the performance criteria for the PSUs granted to each of our NEOs in 2019 and 2020 would have been achieved at 114.4% and 72.0% of target level. Based upon the Company’s relative TSR for the periods applicable to Mr. Callahan’s 2018 PSUs award, no portion of such award would have been earned upon termination. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of

$14.64 on December 31, 2020, the last trading day of the Company’s last completed year. In the case of Mr. Callahan, such vesting also occurs upon termination for good reason.

(3)	Consists of the bonus component of his cash severance payment upon a qualifying termination.

The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in the next table assumes a Change in Control Termination. Under the Callahan Employment Agreement, his death or disability within 12 months following a change in control constitutes a Change in Control Termination for purposes of cash severance.

Change in Control Termination

	Salary (1)	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units (4)	Performance Share Units (5)	Stock Options (6)	Total Compensation
Andrew P. Callahan	$1,700,000	$1,870,000	$29,864	$1,890,273	$3,053,904	$651,655	$9,195,696
Brian T. Purcell	402,400	301,800	18,604	496,999	313,721	29,007	1,562,531
Andrew W. Jacobs	451,000	338,250	20,410	691,433	1,152,827	276,958	2,930,878
Jolyn J. Sebree	378,200	226,920	20,406	232,059	380,464	86,538	1,324,587
Michael J. Cramer	372,700	186,350	20,410	174,055	285,334	64,900	1,103,749

(1)

Such amounts are also payable if termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer. Under the Callahan Employment Agreement, upon a Change in Control Termination, Mr. Callahan is entitled to 24 months continued payment of his total cash “Annual Compensation Amount,” which includes base salary and bonus compensation and under the Executive Severance Plan, each other NEO is entitled to 12 months continued payment of his or her respective “Annual Compensation Amount.”

(2)	Reflects each NEO’s target bonus.

(3)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(4)

Reflects the accelerated vesting of RSUs. Such RSUs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $14.64 on December 31, 2020, the last trading day of the Company’s last completed fiscal year.

(5)

Reflects the accelerated vesting of PSUs based on their target value. Such PSUs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $14.64 on December 31, 2020, the last trading day of the Company’s last completed fiscal year.

(6)

Reflects the accelerated vesting of in-the-money NQSOs. Such NQSOs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $14.64 on December 31, 2020, the last trading day of the Company’s last completed fiscal year, minus the option exercise price. The reported market value excludes any options that were out of the money on December 31, 2020.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation will occur every year.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and summarized below, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 41. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Selected 2020 Business Highlights

2020 represented a year of major challenges across North America and beyond due to the COVID-19 pandemic. Throughout the pandemic, we have focused on three principles: (1) keeping our employees, their families and the communities in which we operate safe, (2) serving our customers and consumers, and (3) staying nimble and informed. In early 2020, we established a COVID-19 task force to monitor the rapidly evolving situation and recommend risk mitigation actions as deemed necessary. To date, we have experienced minimal disruption to our supply chain or distribution network, including the supply of our ingredients, and packaging or other sourced materials. We are also working closely with all of our contract manufacturers, distributors and other external business partners.

As a food producer, we are an essential business and our production and distribution facilities have continued to operate throughout the pandemic. To protect our employees and ensure continuity of operations, we implemented additional safety and sanitation measures in all of our facilities and have been and continue to monitor our employees’ health and provide additional resources and protocols to enable effective social distancing and adherence to our stringent internal food safety guidelines, industry best practices and CDC and other governmental guidelines.

Despite the challenging year, our discipline and agility enabled us to deliver strong financial results across a range of metrics. In January 2020, we acquired Voortman Cookies Limited, a manufacturer of premium, branded wafers and cookies, as well as sugar-free products, and we successfully transitioned the distribution of Voortman® products from a direct store delivery model to our direct to warehouse distribution network. This transition created significant cost savings and unlocked opportunities to penetrate the convenience, drug store and dollar channels. We achieved strong market share growth in nearly every channel, with the convenience and dollar store channels hitting record levels. We maintained financial discipline and ended 2020 with a net leverage ratio of 3.9x, while also allowing us flexibility to make future acquisitions.

Executive Summary of 2020 Compensation

The Company’s STI Plan measures a combination of revenue, adjusted EBITDA, and strategic measures (where funding is contingent upon achievement of a threshold level of adjusted EBITDA). With the strong revenue and adjusted EBITDA growth achieved in 2020, the Company’s results exceeded target performance levels. As such, bonus payments to our NEOs were 120.7% of target. We feel these results acknowledge the strength of the strategic and operational achievements for the year, where end results were at the upper end of market guidance for the year.

In 2020, the Company continued its approach of providing annual equity grants to its NEOs. The 2020 awards (as well as the 2019 awards) emphasized a direct performance focus as well as a need to grow stockholder value. The 2020 awards to the NEOs consisted of an intended equity mix of PSUs (40% weighting by intended grant value), NQSOs (30% weighting by intended grant value) and RSUs (30% weighting by intended grant value). The PSUs measure the Company’s 3-year relative TSR against companies in the S&P 1500 Packaged Foods & Meats sector. This index reflects the industry dynamics in which the Company operates and assesses the ability of the management team to deliver stockholder value at or above market levels in order to earn target or greater payouts. The NQSOs vest ratably on an annual basis over a 3-year period, and the Company’s share price has to appreciate from the grant price for any value to be earned. Finally, the RSUs vest ratably on an annual basis over a 3-year period and are intended to align the NEOs with stockholders and provide an incentive to grow the absolute stock price.

Based on feedback from stockholders, the Committee made select changes to its 2021 equity grant program. Key refinements include:

•	Shifting NEO grants to be 50% of intended award value in PSUs and 50% of intended award value in RSUs(1)

•	Requiring that the Company have positive 3-year TSR to receive PSUs above the target level

•	Requiring 80th percentile positioning vs. peers to receive a maximum PSU payout (vs. 75th percentile in the prior design)

The Company’s overall philosophy is to have a pay for performance culture, and this is reflected in the target pay mix for our NEOs, as well as the structure of our incentive programs. For 2020, over 80% of the CEO’s target pay was at risk and over 60% required performance against explicit financial and stockholder objectives to achieve payouts. Our philosophy is to establish rigorous performance expectations, where exceeding the targeted net revenue and adjusted EBITDA goals, as shown in 2020, will result in above target bonus payouts.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2020, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our Company, our Talent and Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Talent and Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Talent and Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

(1)	Actual 2021 equity grant values will not fully reflect the mix noted above as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and KPMG the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2020, 2019 and 2018 and the related notes.

The committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and other applicable regulations. This included a discussion of KPMG’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from KPMG, written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The committee and KPMG also discussed KPMG’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by KPMG.

The committee discussed with KPMG the overall scope and plans for its audit. The committee meets with KPMG, with and without management present, to discuss the results of KPMG’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our Board of Directors.

Craig D. Steeneck, Chairperson
Rachel P. Cullen
Laurence Bodner

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2021 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2020 and 2019 and other services rendered by KPMG LLP during 2020 and 2019 are as follows.

	December 31, 2020	December 31, 2019
Audit fees (1)	$1,917,512	$1,944,807
Audit-related fees (2)	—	750,000
Tax fees (3)	843,843	587,884

Total	$2,761,355	$3,282,691

(1)

Audit fees include (i) fees associated with the audits of the Company’s consolidated financial statements, including fees associated with the audit under Sarbanes-Oxley Section 404(b); (ii) reviews of the Company’s interim quarterly consolidated financial statements and (iii) comfort letters, consents and other items related to SEC matters.

(2)	Audit-related fees include consultation services and due diligence services provided in connection with the Voortman acquisition completed in January 2020 and other transactions.

(3)	Tax fees consist primarily of tax consultation services and tax compliance for the Company.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by KPMG described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

Ratification of the appointment of KPMG to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2021 will require the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our Class A common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2020, and written representations that no other reports were required, we believe that, each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our Class A common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2020, except that: Mr. Robert Weber, the Company’s Senior Vice President and Chief Human Resources Officer, had a late Form 4 reporting shares withheld to pay taxes in connection with a vesting of RSUs on November 11, 2020 that was filed on April 2, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, April 29, 2021, by the following:

•	each of our directors and named executive officers who were serving with the Company as of such date;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, April 29, 2021. Shares of Class A common stock or Class B common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days, as well as shares of Class A common stock issuable upon exchange of shares of Class B common stock are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof. Accordingly, the percentage of class and percentage of total voting power of some beneficial owners may be lower than the percentage of class and percentage of total voting power of some other beneficial owners for whom a higher number of shares beneficially owned is reported. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 131,193,663 shares of Class A common stock outstanding as of April 29, 2021. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 7905 Quivira Road, Lenexa, Kansas 66215.

Name of Beneficial Owner	Shares of Class A common stock Beneficially Owned	Percentage Beneficially Owned
NEOs and Directors:
Andrew P. Callahan (1)	465,575	*
Brian T. Purcell (2)	20,255	*
Michael J. Cramer (3)	127,404	*
Andrew W. Jacobs (4)	391,363	*
Jolyn J. Sebree (5)	86,970	*
Laurence Bodner (6)	41,693	*
Gretchen R. Crist (7)	23,042	*
Rachel P. Cullen (8)	9,002	*
Jerry D. Kaminski (9)	31,693	*
Ioannis Skoufalos (10)	10,537	*
Craig D. Steeneck (11)	49,293	*
Olu Beck (12)	1,213	*
Hugh G. Dineen (13)	1,213	*
All Directors and Executive Officers as a Group (16 persons)	1,358,181	1.0%
5% Stockholders:
River Road Asset Management LLC (14)	14,223,876	10.8%
The Vanguard Group (15)	10,979,672	8.4%
Champlain Investment Partners, LLC (16)	10,652,320	8.1%
BlackRock Inc. (17)	10,425,354	7.9%
Dimensional Fund Advisors LP (18)	7,665,265	5.8%
Wellington Management Group LLP (19)	7,325,865	5.6%
Cardinal Capital Management, LLC (20)	7,289,836	5.6%

*	Less than 1% of the outstanding shares of common stock.

(1)	Consists of (i) 116,879 shares of Class A common stock and (ii) 348,696 options to purchase Class A common stock.

(2)	Consists of (i) 7,189 shares of Class A common stock and (ii) 13,066 options to purchase Class A common stock.

(3)

Consists of (i) 54,857 shares of Class A common stock held directly, (ii) 3,000 shares of Class A common stock held in an individual retirement account and (iii) 69,547 options to purchase Class A common stock.

(4)	Consists of (i) 88,250 shares of Class A common stock held directly and (ii) 303,113 options to purchase Class A common stock.

(5)	Consists of (i) 27,779 shares of Class A common stock held directly and (ii) 59,191 options to purchase Class A common stock.

(6)

Consists of (i) 10,000 shares of Class A common stock, (ii) 23,693 fully vested RSUs representing the right to receive an equivalent number of shares of Class A common stock (“Deferred Stock”) and (iii) 8,000 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(7)	Consists of (i) 15,042 shares of Deferred Stock and (ii) 8,000 shares of Class A common stock issuable upon vesting of RSUs scheduled to vest no later than the date of the Annual Meeting.

(8)	Consists of (i) 1,002 shares of Deferred Stock and (ii) 8,000 shares of Class A common stock issuable upon vesting of RSUs scheduled to vest no later than the date of the Annual Meeting.

(9)	Consists of (i) 23,693 shares of Deferred Stock and (ii) 8,000 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(10)	Consists of (i) 2,537 shares of Deferred Stock and (ii) 8,000 shares of Class A common stock issuable upon vesting of RSUs scheduled to vest no later than the date of the Annual Meeting.

(11)

Consists of (i) 17,600 shares of Class A common stock, (ii) 23,693 shares of Deferred Stock and (ii) 8,000 shares of Class A common stock issuable upon vesting of RSUs scheduled to vest no later than the date of the Annual Meeting.

(12)	On April 28, 2021, Ms. Beck received an award of 1,213 shares underlying RSUs scheduled to vest no later than the date of the Annual Meeting.

(13)	On April 28, 2021, Mr. Dineen received an award of 1,213 shares underlying RSUs scheduled to vest no later than the date of the Annual Meeting.

(14)

Based solely on the statement on Schedule 13G/A filed by the beneficial owner on February 10, 2021. Includes 14,223,876 shares of which the reporting person has the sole power to dispose or direct the disposition and 10,461,639 shares of which the reporting person has the sole power to vote or direct the voting. The business address of River Road Asset Management, LLC is 462 S. 4th Street, Suite 2000, Louisville, KY 40202.

(15)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 10, 2021, 10,979,672 shares are beneficially owned by The Vanguard Group, Inc. (“Vanguard”), including 10,652,034 shares of Class A common stock of which Vanguard has sole dispositive power and securities held or managed by the following subsidiaries of Vanguard: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(16)

Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 12, 2021. Includes 10,652,320 shares of Class A common stock owned by funds advised by Champlain Investment Partners, LLC, including 10,652,320 shares of which the reporting person has the sole power to dispose or direct the disposition and 8,181,150 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Champlain Investment Partners, LLC is 180 Battery Street, Burlington, VT 05401.

(17)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on January 29, 2021. Includes (i) 10,008,473 shares of Class A common stock of which BlackRock, Inc. (“Black Rock”) has sole voting power, and (ii) 10,425,354 shares of Class A common stock of which BlackRock has sole dispositive power and securities held or managed by the following subsidiaries of BlackRock: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Japan Co., Ltd.; BlackRock (Luxembourg) S.A.; and BlackRock Investment Management (Australia) Limited. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(18)

Based solely on the statement on Schedule 13G filed by the beneficial owner on February 12, 2021. Includes 7,665,265 shares of Class A common stock owned by funds advised by Dimensional Fund Advisors LP, including 7,665,265 shares of which the reporting person has the sole power to dispose or direct the disposition and 7,339,067 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(19)

Based solely upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 4, 2021. Includes (i) 7,325,865 shares of Class A common stock of which Wellington Management Group LLP has shared dispositive power, including 6,320,376 shares of Class A common stock of which Wellington Management Group LLP has shared voting power through one or more investment adviser subsidiaries. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(20)

Based solely upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 16, 2021. Includes 7,289,836 shares of which the reporting person has the sole power to dispose or direct the disposition and 5,768,147 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Cardinal Capital Management, LLC is Four Greenwich Office Park, Greenwich, Connecticut 06831.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Tax Receivable Agreement

We are party to a Tax Receivable Agreement (the “Tax Receivable Agreement”), entered into in connection with the Business Combination, that provides for the payment by us to the Legacy Hostess Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) as a result of: (i) certain increases in tax basis resulting from the Business Combination; (ii) certain tax attributes of Hostess Holdings and its subsidiaries existing prior to the Business Combination; (iii) certain increases in tax basis resulting from exchanges of Class B Units; (iv) imputed interest deemed to be paid by the Company as a result of payments that it makes under the Tax Receivable Agreement; and (v) certain increases in tax basis resulting from payments that the Company makes under the Tax Receivable Agreement. It is expected that we will benefit from the remaining 15% cash savings, if any, in income tax that we realize.

On April 10, 2017, AP Hostess Holdings, LP (“AP Hostess LP”), one of the entities of the Apollo Funds, and the Metropoulos Entities entered into that certain Letter Agreement Regarding Tax Receivable Agreement (the “Letter Agreement”), pursuant to which AP Hostess LP assigned to the Metropoulos Entities a portion of its rights under the Tax Receivable Agreement.

On January 26, 2018, we entered into a Buyout and Amendment Agreement (the “Buyout Agreement”) with the Legacy Hostess Equityholders. The Buyout Agreement terminated all future payments payable to AP Hostess LP under the Tax Receivable Agreement in exchange for a payment of $34,000,000, which was made by the Company to AP Hostess LP on January 26, 2018. The Buyout Agreement does not affect the portion of the rights under the Tax Receivable Agreement assigned by AP Hostess LP to the Metropoulos Entities pursuant to the Letter Agreement.

Exchange Agreement

We are party to an Exchange Agreement (the “Exchange Agreement”) which was entered into in connection with the Business Combination. Pursuant to the Exchange Agreement, the Metropoulos Entities and such other holders of Class B Units from time to time party thereto were entitled to exchange Class B Units and surrender shares of the Company’s Class B common stock for cancellation, in exchange for, at the option of the Company, a number of shares of the Company’s Class A common stock or the cash equivalent of such shares. The Metropoulos Entities have eliminated their ownership through a series of exchanges of shares of Class B Stock and Class B Units for an equal number of Class A shares. During 2020, we paid $8.0 million to repurchase 2.0 million warrants and 0.4 million shares from the Metropoulos Entities as part of the exchange of their last remaining Class B units in Hostess Holdings, LP. At December 31, 2020, there were no outstanding shares of Class B common stock.

Registration Rights Agreement

We were party to a Registration Rights Agreement (the “Registration Rights Agreement”) with Gores Sponsor LLC, the Legacy Hostess Equityholders, Mr. Metropoulos, Mr. Randall Bort, Mr. William Patton and Mr. Jeffery Rea (the “Restricted Stockholders”). The Restricted Stockholders and their permitted transferees were entitled to certain registration rights described in the Registration Rights Agreement. We were responsible for the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares to fund the indemnification obligations of the Legacy Hostess Equityholders under the Master Transaction Agreement, dated as of July 5, 2016, by and among the Company and the other parties thereto.

We agreed to indemnify each of the stockholders that is a party to the Registration Rights Agreement against certain liabilities in connection with a demand or piggyback registration of shares of Class A common stock, including under the Securities Act.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “Related Persons”. For the purposes of the policy, “Related Persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires that all related person transactions must be reported in advance to our Audit Committee for review and approval. In reviewing any such related person transaction, the Audit Committee will consider all of the material facts of such transaction and whether the transaction is fair and reasonable to the Company including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction. In approving or rejecting any related person transaction, the Audit Committee or the disinterested members of the Audit Committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2022 annual meeting of stockholders must be submitted to us no later than January 19, 2022.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2022 but not submitted for inclusion in the proxy statement for our 2022 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 28, 2022 and no later than March 30, 2022, unless we change the date of our 2022 annual meeting of stockholders more than 45 days before or after June 3, 2022, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 7905 Quivira Road, Lenexa, Kansas 66215.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: May 19, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

HOSTESS BRANDS, INC.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this X

1. Election of Directors
   - (1) Jerry D. Kaminski
   - (2) Andrew P. Callahan
   - (3) Olu Beck
   - (4) Laurence Bodner
   - (5) Gretchen R. Crist
   - (6) Rachel P. Cullen
   - (7) Hugh G. Dineen
   - (8) Ioannis Skoufalos
   - (9) Craig D. Steeneck

FOR all Nominees listed to the left	WITHOUT AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. 2020 compensation paid to named executive officers (advisory).	☐	☐	☐
3. Ratification of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2021.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

17870_Hostess Brands Proxy Card_REV1- FrontYOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.IMMEDIATE Vote by - Internet 24 Hours — a QUICK Day, 7 Days ï^ï^ ï^ a Week EASY or by MailYour Internet vote authorizes the named proxies to vote your shares in the same manner as if you HOSTESS BRANDS, INC. marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 6:00 p.m., Central Time, on June 27, 2021.INTERNET www.cstproxyvote.comUsetheInternettovoteyourproxy. Haveyourproxycardavailablewhen youaccesstheabovewebsite.Follow thepromptstovoteyourshares.MAIL – Mark,signanddateyourproxy cardandreturnitinthepostage-paid envelopeprovided.PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.ï³ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ï³Please mark PROXY your votesTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NINE NOMINEES UNDER PROPOSAL like this X1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.1. Election of Directors 2. 2020 compensation paid to named FOR AGAINST ABSTAIN(1) Jerry D. Kaminski FOR all WITHOUT AUTHORITY executiveofficers(advisory).(2) Andrew P. Callahan Nominees tovote(exceptasmarked listed to the to the contrary for all (3) Olu Beck left nominees listed to the left)(4) Laurence Bodner 3. RatificationofKPMGLLPasindependent FOR AGAINST ABSTAIN (5) Gretchen R. Crist registeredpublicaccountingfirm.(6) Rachel P. Cullen (7) Hugh G. Dineen (8) Ioannis Skoufalos (9) Craig D. Steeneck(Instruction: individual nominee, To withhold strike a authority line through to that vote nominee’s for any name in the list above)CONTROLNUMBERSignature_______________________________________ Signature, if held jointly______________________________________ Date___________, 2021. Note:Pleasesignexactlyasnameappearshereon.Whensharesareheldbyjointowners,bothshouldsign.Whensigningasattorney,executor,administrator,trustee, guardian,orcorporateofficer,pleasegivetitleassuch.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

HOSTESS BRANDS, INC.

The undersigned appoints Andrew P. Callahan, Brian T. Purcell and Jolyn J. Sebree and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hostess Brands, Inc. held of record by the undersigned at the close of business on April 29, 2021 at the Annual Meeting of Stockholders of Hostess Brands, Inc., to be held on June 28, 2021 at 9:00 a.m. local time, or at any adjournment thereof.

17870_Hostess Brands Proxy Card_REV1- BackThe 2021 Proxy Statement and the 2020 Annual Report to Stockholders are available at: https://www.cstproxy.com/hostessbrands/2021 ï³ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ï³PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSHOSTESS BRANDS, INC. TheundersignedappointsAndrewP.Callahan,BrianT.PurcellandJolynJ.Sebreeand eachofthem,asproxies,eachwiththepowertoappointhisorhersubstitute,andauthorizes eachofthemtorepresentandtovote,asdesignatedonthereversehereof,allofthesharesof commonstockofHostessBrands,Inc.heldofrecordbytheundersignedatthecloseofbusiness onApril29,2021attheAnnualMeetingofStockholdersofHostessBrands,Inc.,tobeheldon June28,2021at9:00a.m.localtime,oratanyadjournmentthereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE NINE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.(continued and to be marked, dated and signed, on the other side)